Agreement No. 20160630.018.C

Contact Center Master Services Agreement

No. Contract No. 20160630.018.C

between

Startek, Inc.

and

AT&T Services, Inc.

[*] = Certain confidential information contained in this document, marked with brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment made pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Agreement No. 20160630.018.C

Contact Center Master Services Agreement
Number 20160630.018.C

This Contact Center Master Services Agreement No. 20160630.018.C (this “Agreement”) is entered into and effective as of the last date signed by a Party (the “Effective Date”) by and between Startek, Inc., a Delaware corporation (“Supplier”), and AT&T Services, Inc., a Delaware corporation (“AT&T”), each of which may be referred to in the singular as a “Party” or in the plural as the “Parties.” Capitalized terms used herein but not defined within the body of this Agreement shall have the meanings ascribed to them in Appendix A (Definitions).

1.	Scope of Agreement

1.1.	Services.
Supplier shall provide to AT&T the Services subject to the terms and conditions of this Agreement; and pursuant to and in conformance with Orders agreed to by the Parties in writing and in accordance with Appendix F, General Business Requirements.

1.2.	Orders
AT&T may order Services by submitting written Orders in connection with this Agreement. The terms in this Agreement shall apply to Orders submitted in connection with this Agreement. In the event of a conflict or inconsistency between this Agreement and any Order, the Order shall control for purposes of that Order. Orders shall contain the following information, as applicable:

a.	A description of the Services;

b.	Performance metrics, including applicable payment adjustments;

c.	The requested Delivery Date; and/or performance schedule of the Services;

d.	Pricing or rates;

e.	The location where Services is to be performed;

f.	The location to which invoices are to be rendered for payment;

g.	AT&T’s Order number;

h.	The maximum total expenditure authorized, if applicable;

i.	AT&T Vendor Manager(s); and

j.	Any Special Terms and Conditions.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

1.3.	Pricing
The applicable price for the Services shall be specified in the Order. Services shall strictly conform with the Specifications contained herein and in the Order. The fees set forth in the Orders issued hereunder are inclusive of all taxes, including but not limited to any sales, use, gross receipts, resale, value-added, excise, stamp, withholding, ad valorem and other similar taxes, assessments, levies and charges imposed by any Governmental Entity. Each year during the term of an Order (i.e. each 12 month period), Supplier shall make commercially best efforts to proactively, through improved processes, supply line economies and other cost reduction methods, reduce its costs and corresponding prices for Services as provided hereunder to AT&T, by at least [*] percent ([*]%) each year.

1.4.	Non-Commitment; Non-Exclusivity.
This Agreement does not grant Supplier any right or privilege to provide to AT&T any Services of the type described in or purchased under this Agreement, except as may be set forth in an Order. AT&T may contract with third parties for services comparable to those described in or purchased under this Agreement, and AT&T may itself perform such services.

1.5.	Affiliates.
Affiliates of AT&T may transact business under this Agreement and place Orders with Supplier that incorporate the terms and conditions of this Agreement. References to “AT&T” herein are deemed to refer to an Affiliate when an Affiliate places an Order with Supplier under this Agreement, or when AT&T places an Order on behalf of an Affiliate, or when an Affiliate otherwise transacts business with Supplier under this Agreement. To the extent that the pricing under this Agreement or any Order provides for discounts of any sort based on volume of purchases by AT&T (including percentage discounts and tier-based pricing) or requires a certain volume of purchases by AT&T, Supplier shall aggregate the amount of all purchases by AT&T and its Affiliates for purposes of determining any such discounts and volumes. An Affiliate is solely responsible for its own obligations, including all charges incurred in connection with such an Order or transaction.

1.6.	Term of Agreement.
This Agreement shall be effective on the Effective Date and shall continue until thirty (36) months, unless earlier terminated as set forth herein. Any Order in effect on the date when this Agreement expires or is terminated shall continue in effect until such Order either (i) expires by its own terms or (ii) is separately terminated, prior to its own scheduled expiration, as provided in this Agreement. The terms and conditions of this Agreement shall continue to apply to such Order as if this Agreement were still in effect.

2.	Delivery, Performance, Acceptance and Availability

2.1.	Delivery of Services.
Supplier shall provide AT&T a written notice of completion after Delivery of such Services.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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2.2.	Notice of Acceptance.
Services performed by Supplier shall be deemed to be Accepted by AT&T when Services are performed to AT&T’s satisfaction. Payments, including progress payments, if any, shall not be construed as Acceptance of Services performed up to the time of such payments. AT&T shall notify Supplier of any Services considered to be unsatisfactory. Supplier shall, at no charge to AT&T, take prompt action to correct such unsatisfactory Services. If such unsatisfactory Services have not been corrected within a reasonable time (not to exceed [*] ([*]) working days from date of notification), AT&T may, in addition to all other rights and remedies provided by law or this Agreement, terminate this Agreement and/or any affected Order.

2.3.	Anticipated Delays.
If Supplier becomes aware of any event or circumstance that causes Supplier to anticipate a reasonably certain delay in its performance of its obligations beyond the Delivery Date, then Supplier shall immediately notify AT&T of the event or circumstance and the length of the anticipated delay. If the events or circumstances causing the anticipated delay are not attributable to any failure of AT&T, then AT&T may terminate the Order without liability after receipt of such notification. If the events or circumstances may be attributable to the fault of AT&T, to any extent, and the notice required by this Section fails to so attribute them, or if Supplier fails to give such notice, then such failure bars any claim or defense of Supplier based on the fault of AT&T. If for any reason AT&T does not terminate such Order after receipt of a notice under this Section, then AT&T and Supplier shall negotiate in good faith to modify the Order so as to extend the Delivery Date. If the Parties fail to reach agreement on an extended Delivery Date after negotiating for a reasonable time, or if Supplier fails to meet an extended Delivery Date, then AT&T may terminate the Order immediately without liability.

3.	Invoicing and Payment

3.1.	Invoicing
Supplier shall render a correct invoice in duplicate promptly after completing Delivery of all Services required by the Order. The invoice must specify in detail, if applicable, (i) quantities of each ordered item, (ii) unit prices of each ordered item, (iii) whether the item is taxable and the amount of tax per item, (iv) item and commodity codes, (v) total amounts for each item, (vi) total amount of applicable sales or use taxes, (vii) discounts, (viii) shipping charges, if any, (ix) total amount due (xi) Agreement number, (xii) remit to address, (xiii) Order number and (xiv) description of Services. AT&T shall initiate payment to Supplier no later than [*] ([*]) days after receipt of an accurate invoice after Acceptance (as determined under the Section entitled “Delivery, Performance, Acceptance and Availability”); provided that if such date is a non-business day, then AT&T may initiate payment to Supplier on the following business day. Unless otherwise agreed, AT&T may provide payment by Automatic Clearinghouse Association transfer. If AT&T disputes any invoice rendered or amount paid, then AT&T shall so notify Supplier. The Parties shall work in good faith to resolve invoicing and payment disputes expeditiously, and AT&T is not obligated to make any payment against a disputed or incorrect invoice until the dispute is resolved or the error corrected. Invoices received by AT&T more than [*] ([*]) days after the Delivery of Services are untimely and AT&T has no obligation to pay such invoices.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

If Supplier elects to participate in a Supplier Finance Program, the [*] ([*]) day period set forth above for payment of a Supplier invoice shall be extended to [*] ([*]) days for all invoices submitted through the Supplier Finance Program. If Supplier terminates or is terminated from participation in a Supplier Finance Program or otherwise submits an invoice directly to AT&T, the time for payment of invoices shall be [*] ([*]) days for invoices received directly from Supplier.

Invoices for or including freight charges must be accompanied by legible copies of prepaid freight bills, express receipts or bills of lading supporting the invoice amounts. Such invoices must include (i) the carrier’s name, (ii) date of shipment, (iii) number of pieces, (iv) weight, and (v) freight classification.

AT&T may deduct any setoff or recoupment claims that it or its Affiliates may have against Supplier from amounts due or to become due to Supplier, whether under this Agreement or otherwise. Supplier shall pay any amount due to AT&T or its Affiliates that is not applied against the invoiced amounts within [*] ([*]) days after written demand by AT&T.

3.2.	Reimbursable Expenses.
AT&T is not responsible for any travel, meal or other business related expense incurred by Supplier, whether or not incurred in its performance of its obligations under this Agreement, unless reimbursement of expenses is expressly authorized in this Agreement or an Order pursuant to this Agreement. If reimbursement of expenses is so authorized, then to be reimbursable, each and every such expense must comply with the requirements of AT&T’s Vendor Expense Policy, a copy of which is located at http://www.attsuppliers.com/downloads/Vendor_Expense_Policy.pdf. Supplier must provide in a timely manner receipts and other documentation as required by the Vendor Expense Policy and such additional documentation or information requested by AT&T to substantiate expenses submitted by Supplier for reimbursement.

3.3.	Most Favored Customer.
Supplier represents and warrants that all prices, benefits, warranties and other terms and conditions in this Agreement are and, during the term of this Agreement, shall continue to be no less favorable to AT&T than those currently being offered or that will be offered by Supplier to any of its similarly situated customers. Supplier shall review and have an officer of its company certify its compliance with this Section to AT&T semi-annually. This certification shall be sent to AT&T’s addressee listed under the Section entitled “Notices.”

3.4.	Taxes

a.
Supplier shall invoice AT&T the amount of any federal excise, state, and local transaction taxes imposed upon the sale of Material and provision of Services under this Agreement. All such taxes must be stated as separate items on a timely invoice listing the taxing jurisdiction imposing the tax. Installation, labor and other non-taxable charges must be separately stated. AT&T shall pay such applicable taxes to Supplier that are stated on and at the time the Material or Services invoice is submitted by Supplier. Supplier shall remit taxes to the appropriate taxing authorities. Supplier shall honor tax exemption certificates, and other appropriate documents, which AT&T may submit, pursuant to relevant tax provisions of the taxing jurisdiction providing the exemption.

b.
Supplier shall pay any penalty, interest, additional tax, or other charge that may be levied or assessed as a result of the delay or failure of Supplier, for any reason, to pay any tax or file any return or information required by law, rule or regulation or by this Agreement to be paid or filed by Supplier.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

c.
Upon AT&T’s request, the Parties shall consult with respect to the basis and rates upon which Supplier shall pay any taxes or fees for which AT&T is obligated to reimburse Supplier under this Agreement. If AT&T determines that in its opinion any such taxes or fees are not payable, or should be paid on a basis less than the full price or at rates less than the full tax rate, AT&T shall notify Supplier in writing of such determinations, Supplier shall make payment in accordance with such determinations, and AT&T shall be responsible for such determinations. If collection is sought by the taxing authority for a greater amount of taxes than that so determined by AT&T, Supplier shall promptly notify AT&T. If AT&T desires to contest such collection, AT&T shall promptly notify Supplier. Supplier shall cooperate with AT&T in contesting such determination, but AT&T shall be responsible and shall reimburse Supplier for any tax, interest, or penalty in excess of AT&T’s determination.

d.
If AT&T determines that in its opinion it has paid Supplier for any taxes in excess of the amount that AT&T is obligated to pay Supplier under this Agreement, AT&T and Supplier shall consult in good faith to determine the appropriate method(s) of recovery of such excess payments, which method(s) may include, but is not limited to, (i) Supplier immediately refunding to AT&T such excess payments, (ii) Supplier crediting any excess payments against tax amounts or other payments due from AT&T if and to the extent Supplier can make corresponding adjustments to its payments to the relevant tax authority, and (iii) Supplier timely filing claims for refund and any other documents required to recover any excess payments and Supplier promptly remitting to AT&T all such refunds and interest received.

e.
If any taxing authority advises Supplier that it intends to audit Supplier with respect to any taxes for which AT&T is obligated to reimburse Supplier under this Agreement, Supplier shall (i) promptly so notify AT&T, (ii) afford AT&T an opportunity to participate on an equal basis with Supplier in such audit with respect to such taxes and (iii) keep AT&T fully informed as to the progress of such audit. Each Party shall bear its own expenses with respect to any such audit, and the responsibility for any additional tax, interest or penalty resulting from such audit is to be determined in accordance with the applicable provisions of this Taxes Section. Supplier’s failure to comply with the notification requirements of this Taxes Section will relieve AT&T of its responsibility to reimburse Supplier for taxes only if Supplier’s failure materially prejudiced AT&T’s ability to contest imposition or assessment of those taxes.

f.
In addition to its rights under Subsections c., d., and e. above with respect to any tax or tax controversy covered by this Taxes Section, AT&T is entitled to contest, pursuant to applicable law and tariffs, and at its own expense, any tax previously invoiced that it is ultimately obligated to pay. AT&T is entitled to the benefit of any refund or recovery of amounts that it has previously paid resulting from such a contest. Supplier shall cooperate in any such contest, but AT&T shall pay all costs and expenses incurred in obtaining a refund or credit for AT&T.

g.
If either Party is audited by a taxing authority or other governmental entity in connection with taxes under this Taxes Section, the other Party shall reasonably cooperate with the Party being audited in order to respond to any audit inquiries in an appropriate and timely manner, so that the audit and any resulting controversy may be resolved expeditiously.

h.
AT&T and Supplier shall reasonably cooperate with each other with respect to any tax planning to minimize taxes. The degree of cooperation contemplated by this Section is to enable any resulting tax planning to be implemented and includes, but is not limited to: (i) Supplier’s installing and loading all of the Software licensed by AT&T, and retaining possession and ownership of all tangible personal property, (ii) Supplier’s installing, loading and/or transferring the Software at a location selected by AT&T, and (iii) Supplier’s Delivery of all of the Software in electronic form.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

i.
Supplier and any of its affiliates, as appropriate, receiving payments hereunder shall provide AT&T with a valid United States Internal Revenue Service (“IRS”) Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, W-8IMY, or W-9 (or any successor form prescribed by the IRS). AT&T may reduce any payment otherwise due Supplier in connection with the sale of Material and provision of Services under this Agreement by the amount of any tax imposed on Supplier that AT&T is required to pay directly to a taxing or other governmental authority (“Withholding Tax”). Alternatively, if applicable law permits, AT&T agrees that it will honor a valid exemption certificate or other mandated document evidencing Supplier’s exemption from payment of, or liability for, any Withholding Tax as authorized or required by statute, regulation, administrative pronouncement, or other law of the jurisdiction providing said exemption. AT&T shall provide Supplier with documentation evidencing withholding within a reasonable period of time.

4.	Supplier Personnel and Provision of Services

4.1.	Employment and Management Matters.
Personnel provided by Supplier shall be considered solely the employees of Supplier or its Subcontractors and not employees or agents of AT&T. Supplier has and shall retain the right to exercise full control of and supervision over the performance of the Services and full control over the employment, direction, assignment, compensation, and discharge of all personnel performing the Services. Supplier and its Subcontractors are and shall be solely responsible for all matters relating to compensation and benefits for all personnel provided by Supplier. Supplier shall ensure that all persons furnished by Supplier conduct themselves in a professional manner and in accordance with all policies provided by AT&T.

4.2.	Reporting Non Compliance and Data Breaches.
Supplier shall report to AT&T any noncompliance with terms and conditions of this section immediately after discovery of such noncompliance. Such reports shall include a detailed explanation of: (i) each known instance of noncompliance; (ii) the steps that Supplier have taken or will take to remedy such noncompliance; (iii) the schedule on which such remedial actions will be taken; and (iv) steps that Supplier has taken or will take to prevent the recurrence of any such noncompliance. Supplier must establish and maintain a process whereby Supplier Covered Employees can report suspected or known breaches of Personal Information or CPNI. Supplier shall report to AT&T any known or suspected breaches of Personal Information or CPNI involving the Supplier or Supplier’s Employees or Subcontractors, if any, immediately after discovery of any such breach. Reports to AT&T shall be made to (a) AT&T’s Asset Protection by telephone at 800-807-4205 from within the US and at 1-908-658-0380 from elsewhere, and (b) Supplier’s contact within AT&T for Service-related issues.

4.3.	Replacement of Personnel.
If AT&T requests that Supplier or its Subcontractor remove any person provided by Supplier or its Subcontractor from AT&T’s account for any reason, then Supplier shall immediately comply with such request. Supplier shall, at no additional costs to AT&T, provide a qualified replacement.

4.4.	Access to AT&T Premises.
When appropriate, Customer Service Representatives shall have reasonable access to AT&T’s premises during normal business hours, and at such other times as may be agreed upon by the Parties, to enable Supplier to perform its obligations under this Agreement. Supplier shall coordinate such access with

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

AT&T. Where required by governmental regulations, Supplier shall submit satisfactory clearance from the U.S. Department of Defense and/or other federal, state or local authorities.

Supplier shall ensure that Customer Service Representatives, while on or off AT&T’s premises, (i) protect AT&T’s materials, buildings and structures, (ii) perform Services which do not interfere with AT&T’s business operations, and (iii) perform such Services with care and due regard for the safety, convenience and protection of AT&T, its employees, and property.

AT&T may require Customer Service Representatives to exhibit AT&T-issued identification credentials, to gain access to AT&T’s premises for the performance of Services. Customer Service Representatives shall also exhibit their company’s photo identification, if any. If, for any reason, any Customer Service Representative is no longer performing Services, then Supplier shall immediately inform AT&T and promptly return any AT&T-issued identification credentials.

4.5.	Entry on AT&T Property - Short Form.
To the extent Supplier enters AT&T’s premises, Supplier shall be responsible for inspecting the Services site for visually obvious unsafe conditions and taking the necessary safety precautions for protection of Supplier, its employees, and its Customer Service Representatives and ensuring a safe place for performance of the Services.

4.6.	Background Checks.
Subject to applicable Law, Supplier shall:

a.
make all reasonable efforts, including checking the background, and verifying the personal information to determine all information necessary to verify whether any Supplier employee, contractor or subcontractor and any employee or agent of any Supplier contractor or subcontractor (each a “Supplier Person”) whom Supplier proposes to have perform any Service that permits Physical Entry or virtual or other access to AT&T’s or its customers’ systems, networks, or Information ( “Access”) at any time during the term:

i.
has been convicted of any felony, or has been convicted of any misdemeanor involving violence, sexual misconduct, theft or computer crimes, fraud or financial crimes, drug distribution, or crimes involving unlawful possession or use of a dangerous weapon (“Conviction”) or

ii.	is identified on any government registry as a sex offender (“Sex Offender Status”); and

b.
in addition to the requirements of Subsection (i) above, perform a Drug Screen on any Supplier Person whom Supplier proposes to have access to Customer Information, Systems, or Physical Entry onto AT&T’s or its customers’ premises and not permit any such Supplier Person presenting a positive Drug Screen to have access to Customer Information, Systems, or Physical Entry onto AT&T’s or AT&T’s customers’ premises.

Supplier shall comply with the obligations of Subsection (i) above through the use of a third party service which shall perform a review of applicable records for those counties, states, and federal court districts in which a proposed Supplier Person has identified as having resided, worked, or attended school in the previous [*] ([*]) years, unless a shorter period is required by any Laws.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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It is Supplier’s sole and exclusive responsibility to determine whether a Supplier Person’s Conviction or Sex Offender Status has a reasonable relationship to the individual’s fitness or trustworthiness to perform the Service, subject to applicable Laws on the consideration of criminal convictions in making employment decisions and whether such Supplier Person should be permitted Access, unless an exception is granted by AT&T in writing.

Supplier represents and warrants to AT&T that, to the best of its knowledge, no Supplier Person has (i) falsified any of his or her Identification Credentials, or (ii) failed to disclose any material information in the hiring process relevant to the performance of any Service. Supplier shall not permit any Supplier Person who has falsified such Identification Credentials or failed to disclose such information to perform any Service that permits Access.

4.7.	Affordable Care Act.
For purposes of the Affordable Care Act (ACA), and in particular for purposes of Section 4980H of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, with respect to each individual provided by Supplier to work on AT&T project(s) for at least thirty (30) hours per week for at least ninety (90) days, whether consecutive , Supplier represents and warrants that it or one of its Subcontractors is the common law employer of such individual and shall be responsible for either providing healthcare coverage as required by ACA (to the extent applicable) or for paying any Section 4980H assessable payments that may be required for failure to provide to such individual:

a.	health care coverage, or

b.	affordable healthcare coverage,

In no event, will AT&T be considered to be the common law employer of such individual for purposes of the ACA. Supplier is required to maintain for a period of ten (10) years Information to show compliance with ACA notwithstanding any other provision to the contrary.

4.8.	Use of Subcontractors.
Supplier shall not subcontract any of its responsibilities without AT&T’s prior written approval, which may be withheld in AT&T’s sole discretion. Where a portion of the Services is subcontracted, Supplier remains fully responsible for performance thereof and shall be responsible to AT&T for the acts and omissions of any subcontractor. If any part of Supplier’s Services is dependent upon Services performed by others or subcontracted consistent with the terms herein, Supplier shall inspect and promptly report to AT&T any defect that renders such other Services unsuitable for Supplier’s proper performance. Supplier’s silence shall constitute approval of such other Services as fit, proper and suitable for Supplier’s performance of its Services. Prior to entering into a subcontract with a Subcontractor, including any changes to the use of a Subcontractor, for the performance of all or any part of Supplier’s obligations under this Agreement, Supplier shall give AT&T reasonable prior notice specifying the components of the Services affected, complete description of the activities to be performed, the identity, location, and qualifications of the proposed Subcontractor and the reasons for subcontracting the Services in question. AT&T shall also have the right during the Term of this Agreement to revoke its prior approval of a Subcontractor and direct Supplier to replace such Subcontractor as soon as possible at no additional cost to AT&T; provided, however, that AT&T shall discuss AT&T’s concerns regarding the Subcontractor with Supplier prior to such revocation and shall otherwise exercise its right to revocation in a manner that provides Supplier a reasonable opportunity to mitigate potential negative impacts on the Services resulting from AT&T’s revocation and Supplier’ replacement of the Subcontractor. Provided, further, that notwithstanding the foregoing proviso, at any time, if AT&T

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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reasonably believes a Subcontractor will create legal liability to AT&T or an eligible recipient, AT&T may immediately revoke its prior approval of the Subcontractor and Supplier shall, upon AT&T’s request, replace (or cause to be replaced) as promptly as possible such Subcontractor with a replacement Subcontractor of suitable ability and qualifications, without cost to AT&T. Supplier may, subject to AT&T’s prior consent, which shall not be unreasonably withheld, update an approved Subcontractor, as listed herewith, in accordance with this Section. Supplier shall be AT&T’s sole point of contact regarding the Services, including with respect to payment to Subcontractors. Nothing in this Agreement shall create any contractual obligation or other liability of AT&T to any Subcontractor or its employees. The Supplier shall bind every Subcontractor to the terms of this Agreement and, specifically, to compliance with the Insurance Section of this Agreement.

4.9.	Offshore Services Permitted Under Specified Conditions.

a.
Supplier shall not perform any Services under this Agreement, nor allow such performance by any Supplier affiliate or Subcontractor (hereinafter Supplier, its affiliates and Subcontractors are collectively referred to as “Supplier Entity” or “Supplier Entities”), at a location outside the United States (“Offshore Location”) for the purpose of providing Services under this Agreement in the United States unless AT&T consents to such Services to be performed by a Supplier Entity at such Offshore Location. In the event of such consent, the physical location where the Services are to be performed; the Services to be performed at such location; and the identity of the Supplier Entity performing such Services, shall be specifically set forth in Appendix K - Offshore Work. Prior to making any additions or deletions to the physical locations, the Services to be performed at such location, or the Supplier Entities performing Services at an Offshore Location, AT&T must consent to the proposed change and the Parties shall amend Appendix K accordingly. A change in the location where a Service is performed from one Offshore Location to another AT&T approved Offshore Location shall not require an amendment to Appendix K. The requirements of this Section shall be in addition to the Sections entitled, Assignment and Delegation, and Work Done by Others.

b.
AT&T shall have the right to withdraw its consent to the performance of Services at an Offshore Location by a Supplier Entity at any time in AT&T’s sole discretion if (i) there has been a breach of the terms of this Agreement with respect to an Offshore Location, (ii) a violation of any laws or regulations with respect to the Services performed at such Offshore Location, or (iii) the continued performance of Services at said Offshore Location constitutes a risk to AT&T’s financial or security interests or could reasonably damage AT&T’s reputation, in which event Supplier shall continue to perform such Services at a location within the United States, or at another approved Offshore Location, and the Parties shall amend Appendix K accordingly.

c.
Supplier’s compliance with this Section, and all Services performed in Offshore Locations with AT&T’s consent, shall be subject to the Section entitled Records and Audit. Supplier shall provide, and shall ensure all Supplier Entities provide, physical access to, AT&T, at no cost, to inspect all Offshore Locations.

d.
Prior to interconnecting with, or otherwise accessing the AT&T internal company network, or doing any other Services at an Offshore Location, Supplier must be in compliance with all AT&T requirements for such interconnection, access or other Services.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

e.
Any Services under this Agreement performed by a Supplier Entity in an Offshore Location without AT&T’s prior consent in accordance with this Section shall be a breach of this Agreement and, in addition to any other legal rights or remedies available to AT&T in law or in equity, AT&T may immediately Cancel this Agreement without cost, liability or penalty to AT&T other than for payment for Services rendered.

f.
When AT&T has granted consent for Services to be performed in an Offshore Location, Supplier shall remain fully responsible for compliance with any applicable foreign, federal, state or local law for such Services regardless of whether the Service is being performed by a Supplier Entity. Nothing contained within this Agreement is intended to extend, nor does it extend, any rights or benefits to Subcontractor, and no third party beneficiary right is intended or granted to any third party hereby

g.
Supplier shall advise AT&T as early as possible prior to any change of Control of any of the Supplier Entities. AT&T may, but shall not be obligated to, Cancel all or part of the Agreement or applicable Order, at AT&T’s option, if, without prior consent of AT&T, through merger or acquisition or other means, there is a change in the Control of any of the Supplier Entities performing the Services at the Offshore Location(s). “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies by one person or entity or a group of persons or entities acting in concert; provided, however, that the legal or beneficial ownership, directly or indirectly, by persons or entities, including governmental entities, acting alone or in concert, of more than thirty percent (30%) of the voting stock for the election of directors of a party shall always be deemed Control.

5.	Intellectual Property Matters

5.1.	Ownership of Paid-For Development, Use and Reservation of Rights.
a.     Certain Definitions.

(i).     “Items” shall mean any or all inventions, discoveries, ideas (whether patentable or not), and all works and materials, including products, devices, computer programs, source codes, designs, files, specifications, texts, drawings, processes, data, Information, or other information or documentation in preliminary or final form, and all Intellectual Property Rights in or to any of the foregoing.

(ii).    “Excluded Materials” shall mean: (1) Supplier’s Pre-Existing Materials, (2) Supplier’s Independently Developed Materials, and (3) Supplier’s Mere Reconfigurations.

(iii).     “Supplier’s Pre-Existing Materials” shall mean those Items owned by Supplier to the extent and in the form that they both existed prior to the date Supplier began any work under this Agreement and were created without any use of any AT&T Items. Supplier’s Pre-Existing Materials shall not, however, include Paid-For Enhancements thereto.

(iv).     “Supplier’s Independently Developed Materials” shall mean those Items that have been developed by Supplier, or on Supplier‘s behalf, both (1) without use of any AT&T Items, and (2) independently of any work performed under any Paid-For Development Agreements.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

(v).     “Supplier’s Mere Reconfigurations” means those specific reconfigurations of Supplier’s pre-existing software performed by Supplier, or on Supplier’s behalf, but only to the extent that such reconfiguration is an alteration to such software which is strictly required to permit Supplier‘s software to function on AT&T’s network or service platform. In no event shall Supplier’s Mere Reconfigurations include enhancements, modifications, Information, or updates that are not contained in Supplier’s Pre-Existing Materials and that add any features, functionality, or capabilities.

b.    Ownership and Use of Rights and Items. AT&T shall be the exclusive owner of all right, title, and interest in and to all Paid-For Development (defined below), including all Intellectual Property Rights therein and thereto. Supplier shall assign or have assigned to AT&T and hereby assigns to AT&T all Intellectual Property Rights in and to the Paid-For Development. “Paid-For Development” shall mean any and all Items to the extent produced or developed by or on behalf of Supplier or its employees, agents, or direct or indirect contractors or suppliers (and whether completed or in-progress), or forming part of any deliverable, pursuant to this Agreement (including under any statement of work, exhibit, order or other document under, subordinate to, or referencing this Agreement) (collectively “Paid-For Development Agreements”) (i) for the development of which AT&T has been charged monies in one or more of the Paid-For Development Agreements (“Development Fees”) or (ii) which are Customer Information and/or AT&T Derived Information created, conceived of, or developed by or as a result of activities performed by or on behalf of Supplier for AT&T. Payment of standard license fees or standard maintenance and support fees shall not be deemed payment of Development Fees under this Subsection. Paid-For Development shall always exclude all Excluded Materials, but shall include any modifications, alterations or updates of any Excluded Materials (“Enhancements”) that otherwise fall within the definition of Paid-For Development (“Paid-For Enhancements”). AT&T’s ownership of Paid-For Enhancements shall be subject to Supplier’s underlying rights and ownership in Supplier’s Excluded Materials.

c.    License Grant to Excluded Materials. If and to the extent that Supplier embeds any Excluded Materials in the Paid-For Development, then Supplier hereby grants and promises to grant and have granted to AT&T and its Affiliates a royalty-free, nonexclusive, sublicensable, assignable, transferable, irrevocable, perpetual, world-wide license in and to the Excluded Materials and any applicable Intellectual Property Rights of Supplier to use, copy, modify, distribute, display, perform, import, make, sell, offer to sell, and exploit (and have others do any of the foregoing on or for AT&T’s or any of its customers’ behalf or benefit) the Excluded Materials but only as embedded in the Paid-For Development by Supplier.

d.    Further Acts and Obligations. Supplier shall take or secure such action (including the execution, acknowledgment, delivery and assistance in preparation of documents or the giving of testimony) as may be reasonably requested by AT&T to evidence, transfer, perfect, vest or confirm AT&T’s right, title and interest in any Paid-For Development. Supplier shall, in all events and without the need of AT&T’s request, secure all Intellectual Property Rights in any Paid-For Development (and any licenses specified above in any Excluded Materials) from each employee, agent, Subcontractor or sub-supplier of Supplier who has or will have any rights in the Paid-For Development or Excluded Materials.

e.    License Grant to Customer Information and AT&T Derived Information. If and to the extent that Supplier needs to access, use, and copy Customer Information or AT&T Derived Information, then AT&T hereby grants and promises to grant and have granted to Supplier a license to access, use and copy such Customer Information or AT&T Derived Information, with no right to grant sublicenses,

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

solely for the performance of Supplier’s obligations during the term of this Agreement and solely in compliance with AT&T’s privacy policies, including the obligations relating to Customer Information set forth at http://www.att.com/gen/privacy-policy?pid=2506. For the avoidance of doubt, Supplier shall not create or develop Customer Information or AT&T Derived Information after the expiration or termination of this Agreement.

f.    Reservation of Rights and Limited License. Notwithstanding any other provision in this Agreement, AT&T is not transferring or granting to Supplier any right, title, or interest in or to (or granting to Supplier any license or other permissions in or to) any or all: (i) Items created by or on behalf of AT&T or directly or indirectly provided to Supplier (in any form, including verbally) by or on behalf of AT&T or its third party providers (“AT&T Provided Items”), (ii) Paid-For Development or (iii) Intellectual Property Rights, including any Intellectual Property Rights in or to any AT&T Provided Items or Paid-For Development. The sole exception to the foregoing reservation of rights is that AT&T hereby grants Supplier a limited, nonexclusive, non-transferable license (that shall automatically terminate upon the termination or expiration of this Agreement), under any rights owned by AT&T, to use the AT&T Provided Items and Paid-For Development solely as instructed by AT&T and to the extent necessary for Supplier to perform its obligations under this Agreement, subject further to the terms and conditions of this Agreement. In no way expanding the foregoing license, said license in no manner permits Supplier to (and Supplier hereby promises not to without the explicit prior written and signed consent of AT&T Intellectual Property, Inc. (“ATTIPI Consent”)) make use of any AT&T Provided Items, Paid-For Development or AT&T Intellectual Property Rights either for the benefit of any third party or other than as instructed in writing by AT&T. (AT&T may be willing, in its sole discretion, to grant ATTIPI Consent in exchange for appropriate additional compensation). Paid-For Development and AT&T Provided Items shall constitute AT&T Information under this Agreement.

5.2.	Publicity.
Supplier shall not use (a) AT&T’s or its Affiliates’ names, trademarks, service marks, designs, logos or symbols or (b) any language or pictures which could in AT&T’s judgment imply endorsement by AT&T, its Affiliates or any of its or their employees.

6.	Compliance

6.1.	Compliance with Laws.
Supplier and each of its Customer Service Representatives, contractors and subcontractors, shall comply with all Laws (including all statutes, ordinances, regulations, orders and codes, whether specifically mentioned elsewhere in this Agreement or not) attendant upon Supplier’s performance under this Agreement and AT&T’s or its customers’ utilization of the Services. Supplier Services, in every jurisdiction where Supplier performs or AT&T receives the Services shall procure all approvals, bonds, certificates, insurance, inspections, licenses, and permits that such Laws require for the performance of this Agreement. Further Supplier shall create and maintain any necessary records, provide any certificate, affidavit or other information or documentation requested or as otherwise required by AT&T: (a) to show compliance by Supplier and its Subcontractors with Laws, (b) to comply or otherwise establish AT&T’s compliance with Laws or (c) to allow AT&T to timely respond to any complaints, filings, or other proceedings.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

If ever any such laws, tariffs, rules, and orders should purport to regulate the conduct of AT&T when AT&T performs such Services on its own behalf, but not purport to regulate the conduct of Supplier as an independent contractor providing such Services, Supplier shall nevertheless comply with such laws, tariffs, rules, and orders as though it were subject to the same obligations as AT&T.

6.2.	AT&T Supplier Information Security Requirements (SISR).
Supplier shall comply with AT&T’s Supplier Information Security Requirements (the “SISR”) available at: http://www.attsuppliers.com/misc/ATT_SISR_Appx.pdf. Supplier shall further comply with the terms and conditions of the SISR, as may be changed from time-to-time by AT&T. Supplier shall cooperate fully with AT&T, including by completing checklists or similar documentation, to ensure that Customer Information, AT&T Derived Information, Software and/or computer systems Supplier develops, designs, supports and/or uses under this Agreement comply with the standards and requirements set forth in the SISR.
.

6.3.	Notice of Investigations.
Supplier shall promptly notify AT&T of any of the following which is connected with any Services: (a) any investigation, indictment, material lawsuit, or administrative or other proceeding, or (b) the revocation of any license, permit or other document issued to Supplier by any governmental authority.

6.4.	Supplier Citizenship and Sustainability.
Supplier shall conduct business with an abiding respect for corporate citizenship, sustainability, and human rights (“Citizenship and Sustainability”). To the extent that Supplier has an existing Citizenship and Sustainability program, it shall be no less stringent than AT&T’s Principles of Conduct for Suppliers available at: http://www.attsuppliers.com/misc/SupplierSustainabilityPrinciples .pdf and the AT&T Human Rights in Communication Policy available at: http://www.att.com/ Common/about_us/downloads/Human_Rights_Communications_Policy.pdf (“AT&T Citizenship and Sustainability Policies”). In the event that Supplier does not have a Citizenship and Sustainability program, or such program does not address all areas addressed in the AT&T Citizenship and Sustainability Policies, Supplier shall conduct its business operations in a manner consistent with the AT&T Citizenship and Sustainability Policies.

Upon AT&T’s request, Supplier shall provide to AT&T such information, reports, or survey responses as AT&T deems necessary to periodically monitor Supplier’s business operations in the context of Citizenship and Sustainability. Supplier shall respond to such requests within reasonable timelines as set forth by AT&T.

6.5.	Utilization of Minority, Women, and Disabled Veteran Owned Business Enterprises.
Supplier shall submit annual participation plans in the form set forth at http://www.attsuppliers.com no later than the Effective Date and by December 31 of each calendar year thereafter, establishing Supplier’s goals for the upcoming reporting period for participation by minority owned business enterprises (“MBE”), women owned business enterprises (“WBE”) and disabled veteran business enterprises (“DVBE”), with “participation” expressed as a percentage of aggregate estimated annual purchases by AT&T for the reporting period.

By the tenth day following the close of each calendar month, Supplier shall, in a format and manner acceptable to AT&T, report actual results of its efforts to meet the goals set forth in the applicable

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

participation plan during the preceding calendar month. When reporting results, Supplier shall count only expenditures with entities that are certified as MBE, WBE, or DVBE firms by third party certifying agencies recognized by AT&T, as listed on http://www.attsuppliers.com.

6.6.	Quality Assurance

a.
Supplier shall use and document quality assurance and quality control processes sufficient to meet its obligations under this Agreement and Orders. Supplier shall provide copies of its processes upon AT&T request.

b.	Supplier shall monitor Customer Service Representatives for compliance with the standards set forth in this Agreement and an Order.

c.
Supplier shall provide adequate and timely monitoring, coaching, and feedback to each Customer Service Representative to ensure that Supplier Services meets the performance criteria contained in this Agreement and any Order. The adequacy and timing of Supplier’s monitoring, coaching and feedback shall be at Supplier’s discretion.

d.
If Supplier or any of its Supplier Facilities is not meeting the performance standards contained in this Agreement or any Order, Supplier shall immediately investigate the situation, take any internal management action that is necessary to meet the applicable standards, and contact the AT&T Vendor Manager to discuss the issue. Supplier shall provide AT&T with a copy of any documentation that is reasonably related to the missed performance standards upon request. Supplier shall collect and submit data to AT&T related to Supplier’s performance in the format and according to the timeline contained in each Order. All such reports or data shall be accurate, complete, and timely.

e.
Supplier shall record Customer calls and capture screenshots, which may include chat and e-mails, if and as outlined in an Order. Call recordings and screen captures are and shall remain AT&T confidential Information. Supplier shall not use, excerpt, summarize, or disseminate such calls in any manner without the prior written consent of AT&T.

f.
Supplier shall provide AT&T or its designated third party, pursuant to applicable law, with access to Supplier’s recorded calls, which may include chat and e-mails, handled at Supplier Facilities in support of this Agreement without the intervention of Supplier’s personnel.

g.
Supplier shall provide a list to AT&T within [*] ([*]) minutes or less when requested by AT&T of IDs and locations of Customer Service Representatives who are currently logged into Supplier's systems. Supplier shall provide such list via secured web access or via access to Supplier’s workforce management system.

h.
Supplier shall ensure that Customer Service Representatives are aware that from time to time their work may be observed or recorded without their knowledge by Supplier or a designated third party, however, Supplier shall not provide specific advance notice to Customer Service Representative when such observations and/or recordings are to occur. Supplier shall make the necessary system and process changes at no cost to AT&T or its designated third party, to comply with the requirements set forth in this Section.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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i.	Notwithstanding any other provision of the Agreement, AT&T may use a third party to exercise any right or perform any obligation AT&T may have under this Section.

7.	Warranties

7.1.	Warranties Subject to Warranty Period.
For the duration of the Warranty Period:

a. Supplier warrants that Services provided hereunder are performed in a first-class, professional manner, in strict compliance with the Specifications, and with the care, skill and diligence, and in accordance with industry standards. If Supplier fails to meet applicable professional standards, Supplier will, without additional compensation, promptly correct or revise any errors or deficiencies in the Services furnished hereunder.

b.    Supplier warrants that the Services will not infringe any patent, copyright, trademark, trade secret or other Intellectual Property Right. The foregoing warranties are in addition to all other warranties, express, implied, or statutory. Moreover, as of the Effective Date, Supplier warrants that no third party claim has been made against Supplier that the Services provided hereunder infringe upon such third party’s Intellectual Property Rights.

c.    Supplier warrants that the Services provided to AT&T hereunder do not contain (i) any vulnerability, including any condition in the instructions of the Software, whether consistent with its Specifications or not, that renders any System susceptible to unauthorized access and use, or (ii) any harmful code, including computer viruses, worms, trap doors, time bombs, undocumented passwords, disabling code (which renders Services unusable until a patch or new password is provided), or any similar mechanism or device; provided that enabling keys provided by Supplier to ensure conformance to product licensing restrictions shall be permitted so long as these enabling keys do not interfere with the proper use of the Services at any time after initial installation.

7.2.	Warranties Not Subject to Warranty Period.

a.
Supplier warrants that there are no actions, suits, or proceedings, pending or threatened, which will have a material adverse effect on Supplier’s ability to fulfill its obligations under this Agreement.; and Supplier shall immediately notify AT&T if, during the term of this Agreement when Supplier becomes aware of any action, suit, or proceeding, pending or threatened, which may have a material adverse effect on Supplier’s ability to fulfill the obligations under this Agreement or any Order.

b.
Supplier warrants that no consent, approval or withholding of objection is required from any entity, including any governmental authority, with respect to the entering into or the performance of this Agreement or any Order.

c.
Supplier warrants that the Services shall not infringe any patent, copyright, trademark, trade secret or other intellectual property right. Moreover, as of the Effective Date, no third party claim has been alleged against Supplier that any of the Services provided hereunder infringes upon such third party’s intellectual property rights.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

d.
Supplier warrants that Supplier has all necessary skills, rights, financial resources, and authority to enter into this Agreement and related Orders, including the authority to provide or license the Services if Supplier does not solely own all intellectual property rights in such Services.

e.
Notwithstanding anything to the contrary contained in the termination clause, in the event the AT&T has reason to believe that a breach has occurred or may occur, in addition to its rights and remedies under the law and this Agreement, AT&T may withhold payments, until such time as it has received confirmation to its satisfaction that no breach has occurred or will occur. AT&T shall not be liable to the Supplier for any claim, losses or damages whatsoever related to its decision to withhold payments under this provision.

7.3.	Other Warranties; Warranty Survival.
The foregoing warranties are in addition to all other warranties, express, implied, or statutory. All warranties shall survive inspection, Acceptance, payment and use.

8.	Confidentiality

8.1.	Information.

a.
In connection with this Agreement or an Order, including Supplier’s performance of its obligations hereunder and AT&T’s receipt of Services, either Party may find it beneficial to disclose to the other Party (which disclosure may include permitting or enabling the other Party’s access to) certain of its Information. For the purpose of this Section, (i) AT&T’s disclosure of Information to Supplier includes any Information that Supplier creates, obtains, generates, observes, collects, harvests, handles, stores, or accesses, in any way, in connection with this Agreement or an Order and (ii) AT&T Derived Information shall be treated as if it have been disclosed by AT&T to Supplier hereunder. Information (in the case of AT&T, other than Customer Information and AT&T Derived Information) of a disclosing Party shall be deemed to be confidential or proprietary only if it is clearly marked or otherwise identified by the disclosing Party as being confidential or proprietary, provided that if it is orally or visually disclosed (including Information conveyed via email, text, voice message or similar medium), then the disclosing Party shall designate it as confidential or proprietary at the time of such disclosure. Notwithstanding the foregoing, a disclosing Party shall not have any such obligation to so mark or identify, or to so designate, Information that the disclosing Party discloses to or is otherwise obtained by the other Party’s employees, contractors, or representatives (1) who are located on the disclosing Party’s premises, (2) who access the disclosing Party’s systems, customers, operations, infrastructure, network or facilities, or (3) who otherwise obtain AT&T Information in connection with this Agreement; any such Information so disclosed shall automatically be deemed to be confidential and proprietary. Additionally, the failure to mark or designate information as being confidential or proprietary shall not waive the confidentiality where it is reasonably obvious, under the circumstances surrounding disclosure, that the Information is confidential or proprietary; any such Information so disclosed or obtained shall automatically be deemed to be confidential and proprietary. For greater certainty, Information provided by either Party to the other Party (or in the case of AT&T, Customer Information or AT&T Derived Information possessed by Supplier) prior to the Effective Date of this Agreement in connection with the subject matter hereof, including any such Information provided under or protected by a separate non-disclosure agreement (howsoever denominated) is also subject to the terms of this Agreement. Other than Customer Information and AT&T Derived Information, Supplier shall

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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not furnish to AT&T Information that includes, in any form, any of the following: customer or employee personal information, credit card and credit related information, health or financial information, and/or authentication credentials.

b.
With respect to the Information of the disclosing Party, the receiving Party shall: (i) hold all such Information in confidence with the same degree of care with which it protects its own confidential or proprietary Information, but with no less than reasonably prudent care, (ii) restrict disclosure of such Information solely to its employees, contractors, and agents (and, in the case of AT&T, also to its Affiliates’ employees, contractors, and agents) with a need to know such Information, advise such persons of their confidentiality obligations with respect thereto, and ensure that such persons are bound by obligations of confidentiality reasonably comparable to those imposed in this Agreement, (iii) use such Information only as needed to perform its obligations (and, if AT&T is the receiving Party, to receive the benefits of the Services provided) under this Agreement, (iv) except as necessary under the immediately preceding Subpart (iii), not sell, assign, lease, license, copy, distribute, or otherwise use or commercially exploit any such Information or allow anyone else to sell, assign, lease, license, copy, distribute, or otherwise use or commercially exploit such Information, and ensure that any and all copies bear the same notices or legends, if any, as the originals, (v) promptly deliver Customer Information and AT&T Derived Information to AT&T at no cost to AT&T, and in the format, on the media and in the timing prescribed by AT&T (1) at any time at AT&T’s request, and (2) unless otherwise instructed by AT&T, at the expiration or sooner termination of this Agreement and the completion of any requested termination assistance services, and (vi) upon the disclosing Party’s request, promptly return, or destroy all or any requested portion of the Information to the extent still retained by or on behalf of the receiving Party, and provide written certification within [*] ([*]) business days to the disclosing Party that such Information has been returned or destroyed, provided that with respect to archival or back-up copies of Information that reside on the receiving Party’s systems, the receiving Party shall be deemed to have complied with its obligations under this Subpart (vi) if it makes reasonable efforts to expunge from such systems, or to permanently render irretrievable, such copies.

c.
Neither Party shall have any obligation to the other Party with respect to Information which: (i) at the time of disclosure was already known to the receiving Party free of any obligation to keep it confidential (as evidenced by the receiving Party’s written records prepared prior to such disclosure), (ii) is or becomes publicly known through no wrongful act of the receiving Party (such obligations ceasing at the time such Information becomes publicly known), (iii) is lawfully received from a third party, free of any obligation to keep it confidential, (iv) is independently developed by the receiving Party or a third party, as evidenced by the receiving Party’s written records, and where such development occurred without any direct or indirect use of or access to the Information received from the disclosing Party, or (v) the disclosing Party consents in writing to be free of restriction.

d.
If a receiving Party is required to provide Information of a disclosing Party to any court or government agency pursuant to a written court order, subpoena, regulatory demand, request under the National Labor Relations Act (an “NLRA Request”), or process of law, then the receiving Party must, unless prohibited by applicable law, first provide the disclosing Party with prompt notice of such requirement and reasonable cooperation to the disclosing Party should it seek protective arrangements for the production of such Information. The receiving Party shall

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

(i) take reasonable steps to limit any such provision of Information to the specific Information required by such court or agency, and (ii) continue to otherwise protect all Information disclosed in response to such order, subpoena, regulation, NLRA Request, or process of law.

e.
A receiving Party’s obligations with respect to any particular Information of a disclosing Party shall remain in effect, including after the expiration or termination of this Agreement, until such time as it qualifies under one of the exceptions set forth in Subsection (c) above. Notwithstanding anything to the contrary herein, Customer Information and AT&T Derived Information shall remain confidential indefinitely and shall never be disclosed or used without the prior written approval of an authorized representative of AT&T.

f.
Notwithstanding anything to the contrary in this Agreement (including in this Section), Supplier information related to installation, operation, repair, or maintenance shall not be considered confidential or proprietary, and AT&T may disclose any such information for purposes of installing, operating, repairing, replacing, removing, and maintaining the Material.

g.
AT&T may use Information relating to Supplier performance to create resources for evaluating Supplier’s performance relative to other suppliers supporting a particular business unit or program and that, in such event:

1.	AT&T may share this Information with other firms supporting the business unit or program;

2.	Disclosure of such Information by AT&T to other suppliers supporting the business unit or program is not a breach of AT&T’s duty to protect Supplier Information;

3.
In addition to use by AT&T and as provided above, such evaluative resources are intended to provide Supplier with benchmarking information regarding its performance relative to other firms supporting the business unit or program and relative to AT&T’s expectations so that Supplier can assess any need for improvement. Supplier shall not use any such evaluative resources for any other purpose. In particular and without limitation, Supplier shall not use any evaluative resources in any marketing, sales, or other efforts and all Information related to the existence, rankings, performance, ranking, contents, and criteria of all evaluative resources shall be disclosed only to individuals within Supplier and, even then, shall only be disclosed to individuals who have a bona fide need to know such Information.

h.	Supplier shall:

1.	Train its Customer Service Representatives regarding their obligations under the law, the Agreement, and all Orders issued pursuant hereto;

2.	Monitor Customer Service Representatives actions, including their use of websites, for compliance;

3.
Immediately notify AT&T Vendor Manager(s) in the event of any suspected or actual activities of Customer Service Representatives that would or could reasonably constitute a violation of the Law, the Agreement or an Order;

4.	Identify areas where Supplier’s processes, systems, and monitoring may be vulnerable and take action to reduce the risk of unauthorized access, use, or disclosure of any AT&T Information.

i.
If Supplier discovers or is notified that AT&T Information has been posted on an unsecure website, Supplier shall remove or cause the removal such AT&T Information within [*] ([*]) hours of such discovery or notification. Time is of the essence for such removal. Supplier shall

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

credit AT&T’s account at the rate of [*] dollars ($[*]) per byte of AT&T Information per each [*] ([*]) hour period that such AT&T Information remains posted on each unsecure website after the [*] ([*]) hour period described above. (Calculated as (Number of [*] hour period) x ($[*]/byte) x (number of bytes)). Supplier’s failure to remove AT&T Information from any website by the end of the [*] [*] ([*]) hour period shall operate as a waiver by Supplier of all forecast guarantees under an Order for the then-current and all subsequent months of an Order. In the event of such breach, AT&T may demand prompt return of all AT&T Information previously provided to Supplier and may immediately terminate this Agreement or the applicable Order. The provisions of this Section are in addition to and not in lieu of all other remedies to which AT&T is entitled, whether at law or in equity.

j.
Supplier acknowledges that AT&T has a duty to protect AT&T Information. If AT&T determines in its sole and absolute discretion that Supplier or the Supplier facility is inadequately protecting AT&T Information, AT&T shall have the right to stop or reduce calls routed to Supplier or to the Facility. If such determination results in AT&T not delivering the forecasted volume of Services to Supplier or the Supplier facility, Supplier shall not be entitled to any payment under the forecast guarantee provisions in the Order.

8.2.	Customer Information.

As between Supplier and AT&T, title to all Customer Information and customer proprietary network information (“CPNI”) (as that term is defined in Section 222 of the Communications Act of 1934, 47 U.S.C. §222 (as amended, “Section 222”)) shall be in AT&T. Except as otherwise provided herein, no license or rights to any Customer Information are granted to Supplier hereunder.

Supplier acknowledges that Customer Information received may be subject to certain privacy laws and regulations and requirements, including requirements of AT&T. Supplier shall consider Customer Information to be private, sensitive and confidential. Accordingly, with respect to Customer Information, Supplier shall comply with all applicable privacy laws and regulations and requirements, including the CPNI restrictions contained in Section 222. Accordingly, Supplier shall:

a.
not use any CPNI to market or otherwise sell products to AT&T’s customers, except to the extent necessary for the performance of Services for AT&T or as otherwise approved or authorized by AT&T in this Agreement or in writing;

b.
Make no disclosure of Customer Information to any party other than AT&T, except to the extent necessary for the performance of Services for AT&T or except such disclosure required under force of law; provided that Supplier shall provide AT&T with notice immediately upon receipt of any legal request or demand by a judicial, regulatory or other authority or third party to disclose or produce Customer Information; Supplier shall furnish only that portion of the Customer Information that is legally required to furnish and shall provide reasonable cooperation to AT&T should AT&T exercise efforts to obtain a protective order or other confidential treatment with respect to such Customer Information;

c.	not incorporate any Customer Information into any database other than in a database maintained exclusively for the storage of AT&T’s Customer Information;

d.	not incorporate any data from any of Supplier’s other customers, including Affiliates of AT&T, into AT&T’s customer database;

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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e.	make no use whatsoever of any Customer Information for any purpose except to comply with the terms of this Agreement;

f.	make no sale, license or lease of Customer Information to any other party;

g.	restrict access to Customer Information to only those employees of Supplier that require access to perform Services under this Agreement;

h.	prohibit and restrict access or use of Customer Information by any of Supplier’s other customers, Supplier’s Affiliates, or third parties except as may be agreed otherwise by AT&T;

i.	promptly return all Customer Information to AT&T upon expiration or termination of this Agreement or applicable schedule or Order, unless expressly agreed or instructed otherwise by AT&T; and

j.
immediately notify AT&T upon Supplier’s awareness of (1) any breach of the above-referenced provisions, (2) any disclosure (inadvertent or otherwise) of Customer Information to any third party not expressly permitted herein to receive or have access to such Customer Information, or (3) a breach of, or other security incident involving, Supplier’s systems or network that could cause or permit access to Customer Information inconsistent with the above-referenced provisions, and such notice shall include the details of the breach, disclosure or security incident.

Supplier shall fully cooperate with AT&T in determining, as may be necessary or appropriate, actions that need to be taken including the full scope of the breach, disclosure or security incident, corrective steps to be taken by Supplier, the nature and content of any customer notifications, law enforcement involvement, or news/press/media contact etc., and Supplier shall not communicate directly with any AT&T customer without AT&T’s consent, which such consent shall not be unreasonably withheld.

9.	Limitation of Damages, Indemnities and Insurance

9.1.	Limitation of Damages.

Except with respect to claims based on indemnity obligations, infringement, and breach of confidentiality obligations or breach of Compliance with Laws set forth in this Agreement, in no event is either Party liable to the other Party for any consequential or incidental damages, however caused, based on any theory of liability.

9.2.	Indemnity.

a.
Except for Covered Losses which are provided for in the Section entitled “Infringement,” Supplier shall indemnify, hold harmless, and defend AT&T and its Affiliates, as well as their respective agents, distributors and customers, individually or collectively, as the case may be, in accordance with this Section, against any Loss arising from, or in connection with, or resulting from, the Material or Services furnished by Supplier or Supplier acts or omissions with respect to this Agreement or Employment Claims. Supplier duty to indemnify, hold harmless, and defend against Loss extends to Loss that may be caused or alleged to be caused in part by the negligence of AT&T and other persons indemnified under this Agreement, to the fullest extent that such indemnification is permitted by applicable Law.

b.
AT&T shall notify Supplier promptly of any Loss but such notice shall not be a precondition of Supplier’s obligations under this Section, and any delay in such notice shall not relieve Supplier of its obligations under this Section, except if and only to the extent that Supplier can show that such delay actually and materially prejudices Supplier.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

c.
At the request of AT&T, Supplier shall conduct AT&T’s defense (employing counsel reasonably acceptable to AT&T), at Supplier expense, against any Loss within the scope of this Section. At its own option, AT&T may employ separate counsel, including in-house counsel, to conduct AT&T’s defense against such a Loss. AT&T and Supplier shall cooperate in the defense against any such Loss. Supplier may control the defense and settlement of such a Loss, but if the settlement of a Loss may have an adverse effect on AT&T, then Supplier shall not settle such Loss without the consent of AT&T, and AT&T shall not unreasonably withhold or delay its consent.

d.
AT&T has no duty to indemnify, hold harmless or defend Supplier against Loss arising from or in connection with, resulting from, or relating to this Agreement or the performance of any Party to this Agreement. Supplier shall have no right of, nor shall Supplier bring, any claim or action for contribution, or [*] against AT&T, its Affiliates, or their agents or employees, nor shall Supplier implead any of them in any action brought by another and based on injury to the person or death arising out or relating to Supplier performance under this Agreement.

e.
Supplier waives any immunity from indemnification that Supplier may hold, by virtue of Supplier compliance with its Workers’ compensation obligations in any jurisdiction, even if such immunity arises under the constitution or statutes of such jurisdiction (such as, for example, Section 35, Article II, of the Ohio Constitution and Sections 4123.74 and 4123.741 of the Ohio Revised Code).

9.3.	Infringement.
a.    Definitions. For purposes of this Section: (i). “Indemnified Parties” shall mean AT&T and its Affiliates, as well as their respective agents, distributors, and customers, individually or collectively, as the case may be. (ii).     “Loss” shall mean any liability, loss, claim, demand, suit, cause of action, settlement payment, cost, expense, interest, award, judgment, damages (including punitive and exemplary damages and increased damages for willful infringement), liens, fines, fees, penalties, and Litigation Expense. (iii). “Litigation Expense” means any court filing fee, court cost, arbitration fee, and each other reasonable fee and cost of investigating or defending an indemnified claim or asserting any claim for indemnification or defense under this Agreement, including reasonable attorneys’ fees and other professionals’ fees, and disbursements. (iv).     “Provided Elements” shall mean any products, hardware, software, interfaces, systems, content, services, processes, methods, documents, materials, data or information, or any functionality therein, provided to any Indemnified Party by or on behalf of Supplier (including by any of Supplier’s sub-suppliers or distributors) pursuant to this Agreement (including under any order, statement of work, exhibit, or other document under, subordinate to, or referencing this Agreement).

b.    Obligations.
(i).    Supplier shall indemnify, hold harmless, and defend (which shall include cooperating with AT&T as set forth below in the defense of) the Indemnified Parties against any Loss resulting from, arising out of or relating to any allegation, threat, demand, claim or lawsuit brought by any third party (“Covered Claim”), regardless of whether such Covered Claim is meritorious, of: 1.    infringement (including direct, contributory and induced infringement) of any patent, copyright, trademark, service mark, or other Intellectual Property Right in connection with the Provided Elements, including any Covered Claim of infringement based on: A.    making, repair, receipt, use, importing, sale or disposal (and offers to do any of the foregoing) of Provided Elements (or having others do any of the foregoing, in whole or in part, on behalf of or at the direction of the Indemnified Parties), or B.    use of Provided Elements in

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

combination with products, hardware, software, interfaces, systems, content, services, processes, methods, documents, materials, data or information not furnished by Supplier, including use in the form of the making, having made or using of an apparatus or system, or the making or practicing of a process or method unless the function performed by the Provided Elements in such combination is of a type that is neither normal nor reasonably anticipated for such Provided Elements (a “Combination Claim”); 2.    misappropriation of any trade secret, proprietary or non-public information in connection with the Provided Elements; any and all such Loss referenced in this Subsection (b) (i) being hereinafter referred to as a “Covered Loss.” (ii).    Insofar as Supplier’s obligations under Subsection (b)(i) result from, arise out of, or relate to a Covered Claim that is a Combination Claim, Supplier shall be liable to pay only its Proportionate Share of the Covered Loss associated with such Combination Claim. The “Proportionate Share” payable by Supplier shall be a portion of the Covered Loss determined on an objectively fair and equitable basis to be attributable to Supplier based on the relative materiality of the role played by the applicable Provided Elements in the Combination Claim. If Supplier believes AT&T’s assessment of Supplier’s Proportionate Share is not fair and equitable, then Supplier’s Proportionate Share shall be determined, insofar as possible, through good faith negotiation between the Parties; provided, however, that a failure of the Parties to agree on Supplier’s Proportionate Share shall not relieve Supplier of its obligations to pay its Proportionate Share under this Section. Supplier shall make payments in satisfaction of its Proportionate Share obligation whenever such payments become due. (iii).    AT&T shall have sole control over the defense of (1) any Combination Claim and (2) any other Covered Claim that involves Supplier and one or more other suppliers of AT&T or its Affiliates ((1) and (2) being hereinafter referred to separately and collectively as a “Compound Claim”). Supplier shall cooperate in every reasonable way with AT&T to facilitate the defense and may, at its option and at its own expense, participate with AT&T in the defense with counsel of its own choosing. Where AT&T controls the defense under this Subsection (b)(iii), AT&T shall make good faith efforts to enter into a reasonable joint defense or common interest agreement with Supplier. (iv).    Insofar as Supplier’s obligations under Subsection (b)(i) result from, arise out of, or relate to other than a Compound Claim, Supplier may control the defense of the Covered Claim provided that, promptly upon any of the Indemnified Parties’ giving Supplier written notice of the Covered Claim, Supplier delivers to AT&T a written, properly executed, unconditional, irrevocable, and binding promise to fully indemnify and hold harmless the Indemnified Parties from and against all Losses related to the Covered Claim as provided under this Section. In the event that Supplier controls the defense of the Covered Claim, Supplier shall retain as its lead counsel, subject to AT&T’s approval, one or more competent attorneys from a nationally recognized law firm who have significant experience in litigating intellectual property claims of the type at issue, and the Indemnified Parties may, at their option and expense, participate with Supplier in the defense of such Covered Claim. (v).    AT&T shall notify Supplier promptly of any Covered Claim; provided, however, that any delay in such notice shall not relieve Supplier of its obligations under this Section, except insofar as Supplier can show that such delay actually and materially prejudiced Supplier. (vi).    In no event shall Supplier settle, without AT&T’s prior written consent, any Covered Claim, in whole or in part, in a manner that would require any Indemnified Party to discontinue or materially modify its products or services (or offerings thereof). In no event shall Supplier enter into any agreement related to any Covered Claim or to the Intellectual Property Rights asserted therein that discharges or mitigates Supplier’s liability to the third-party claimant but fails to fully discharge all of AT&T’s liabilities as to the Covered Loss.

c.    Continued Use of Provided Elements Upon Injunction.
Without in any manner limiting the foregoing indemnification, if, as a result of a Covered Claim, (i) Indemnified Parties’ rights under this Agreement are restricted or diminished, or (ii) an injunction,

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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exclusion order, or other order from a court, arbitrator or other competent tribunal or governmental authority preventing or restricting the Indemnified Parties’ use or enjoyment of the Provided Elements (“Adverse Judicial Order”) is issued, imminent, or reasonably likely to be issued, then, in addition to its other obligations set forth in this Section, Supplier, in any case at its sole expense (or, in the case of a Combination Claim, at its fairly and equitably apportioned expense) and at no loss, cost or damage to the Indemnified Parties or their customers, shall use commercially reasonable efforts to obtain for the Indemnified Parties the right to continue using or conducting other activities with respect to the Provided Elements (or, in the case of a Combination Claim, shall use commercially reasonable efforts, in cooperation as reasonably needed with other interested parties, to obtain for the Indemnified Parties the right to continue using or conducting other activities with respect to the Provided Elements in the combination at issue); provided that if Supplier is unable to obtain such right, then Supplier shall, after consulting with and obtaining the written approval of the Indemnified Parties, provide modified or replacement non-infringing Provided Elements that are (or, in the case of a Combination Claim, shall use commercially reasonable efforts, in cooperation as reasonably needed with other interested parties, to provide a modified or replacement non-infringing combination, with the Provided Elements being modified or replaced as needed therein, that is) equally suitable and functionally equivalent while retaining the quality of the original Provided Elements and complying fully with all the representations and warranties set forth in this Agreement; provided further that if Supplier is unable in this way to provide such modified or replacement non-infringing Provided Elements, then AT&T shall have the right, at its option and without prejudice to any other rights or remedies that AT&T has in contract, law or equity: (1) to terminate this Agreement or relevant purchase or funding commitments hereunder, and/or (2) to require Supplier, as applicable, to remove, accept return of, or discontinue the provision of the Provided Elements, to refund to AT&T the purchase price thereof or other monies paid therefor (subject, in the case of Provided Elements other than services, to reduction based on the amount of depreciation or amortization over the useful life of the Provided Elements at issue), and to reimburse AT&T for any and all reasonable out-of-pocket expenses of removing, returning, or discontinuing such Provided Elements.

d.    Elimination of Charges.
After AT&T ceases, as a result of actual or claimed infringement or misappropriation, to exercise the rights granted under this Agreement with respect to the Provided Elements, AT&T has no obligation to pay Supplier any charges that would otherwise be due under this Agreement for such rights.

e.    Exceptions.
Supplier shall have no liability or obligation to any of the Indemnified Parties for that portion of a Covered Loss which is based on (and only to the extent such portion is based on): (i).    use of the Provided Elements by the Indemnified Parties in a manner that constitutes a breach of this Agreement; or (ii).    an unauthorized modification of the Provided Elements by an Indemnified Party; or (iii).    Supplier’s contractually required conformance to the Indemnified Party’s written specifications, unless any one or more of the following is true: 1.    there was a technically feasible non-infringing means of complying with those specifications; or 2.    the relevant specifications are designed to bring the Provided Elements into compliance with, or have the Provided Elements conform to, an industry standard; or 3.    the Provided Elements are or have been provided by or on behalf of Supplier to any third party at any time; or 4.    the Provided Elements are or have been available on the open market (i.e., provided or offered for general availability to all interested customers by a third party other than the third party who brought the Covered Claim against the Indemnified Parties) at any time; or 5.    the

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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relevant specifications for the Provided Elements are of Supplier’s (or one or more of its sub-suppliers’) origin, design, or selection.

f.    OTHER LIMITATIONS OF LIABILITY NOT APPLICABLE.
NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY (AND WHETHER OR NOT SUCH A PROVISION CONTAINS LANGUAGE TO THE EFFECT THAT THE PROVISION TAKES PRECEDENCE OVER OTHER PROVISIONS CONTRARY TO IT), WHETHER EXPRESS OR IMPLIED, NONE OF THE LIMITATIONS OF LIABILITY (INCLUDING ANY LIMITATIONS REGARDING TYPES OF OR AMOUNTS OF DAMAGES OR LIABILITIES) CONTAINED ANYWHERE IN THIS AGREEMENT WILL APPLY TO SUPPLIER ’S OBLIGATIONS UNDER THIS SECTION.

g.    No AT&T Obligations.
Notwithstanding any provision to the contrary in this Agreement, AT&T shall have no obligation to indemnify, defend, or hold harmless Supplier for any Loss resulting from, arising out of or relating to any allegation, threat, demand, claim or lawsuit brought by any third party in connection with any intellectual property right or other proprietary right held or asserted by such third party.

9.4.	Insurance.

With respect to Supplier’s performance under this Agreement, and in addition to Supplier’s obligation to indemnify, Supplier shall at its sole cost and expense:

(i).    maintain the insurance coverages and limits required by this Section and any additional insurance and/or bonds required by Laws: 1.    at all times during the term of this Agreement and until completion of all Services associated with this Agreement, whichever is later; and 2.    with respect to any coverage maintained in a “claims-made” policy, for [*] ([*]) years following the term of this Agreement or completion of all Services associated with this Agreement, whichever is later. If a “claims-made” policy is maintained, the retroactive date must precede the commencement of Services under this Agreement;

(ii).    to the extent that any Subcontractor is not covered by Supplier’s insurance coverages pursuant to this Section, require each Subcontractor who may perform work under this Agreement or enter upon the work site to maintain coverages, requirements, and limits at least as broad as those listed in this Section from the time when the Subcontractor begins work, throughout the term of the Subcontractor’s work and, with respect to any coverage maintained on a “claims-made” policy, for [*] ([*]) years thereafter;

(iii).    procure the required insurance from an insurance company eligible to do business in the state or states where work is performed and having and maintaining a Financial Strength Rating of “A-” or better and a Financial Size Category of “VII” or better, as rated in the A.M. Best Key Rating Guide for Property and Casualty Insurance Companies, except that, in the case of Workers’ Compensation insurance, Supplier may procure insurance from the state fund of the state where work is to be performed; and (iv). provide to AT&T’s third party administrator certificates of insurance stating the types of insurance and policy limits. Supplier shall provide or have the issuing insurance company provide at least [*] ([*]) days advance written notice of cancellation, non-renewal, or reduction in insurance coverage, terms, or limits. Without limitation to Supplier’s obligation to obtain and maintain

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

the insurance coverages described herein, Supplier shall deliver such certificates: 1. no later than the earlier of (A) [*] ([*]) days following the Effective Date of this Agreement or (B) the commencement of any Services; 2. prior to expiration of any insurance policy required in this Section; and 3.for any coverage maintained on a “claims-made” policy, for [*] ([*]) years following the term of this Agreement or completion of all Services associated with this Agreement, whichever is later.

The Parties agree that: (i).the failure of AT&T to demand such certificate of insurance or failure of AT&T to identify a deficiency shall not be construed as a waiver of Supplier’s obligation to maintain the insurance required under this Agreement; (ii). the insurance required under this Agreement does not represent that coverage and limits will necessarily be adequate to protect Supplier, nor shall it be deemed as a limitation on Supplier’s liability to AT&T in this Agreement; (iii).Supplier may meet the required insurance coverages and limits with any combination of primary and Umbrella/Excess liability insurance; and (iv). Supplier is responsible for any deductible or self-insured retention.

The insurance coverage required by this Section includes:

(i).    Workers’ Compensation insurance with benefits afforded under the laws of any state in which the work is to be performed and Employers Liability insurance with limits of at least:
$[*] for Bodily Injury - each accident
$[*] for Bodily Injury by disease - policy limits
$[*] for Bodily Injury by disease - each employee
[*] In states where Workers’ Compensation insurance is a monopolistic state-run system, Supplier shall add Stop Gap Employers Liability with limits not less than $[*] each accident or disease.

(ii).    Commercial General Liability insurance written on Insurance Services Office (ISO) Form CG 00 01 12 04 or a substitute form providing equivalent coverage, covering liability arising from premises, operations, personal injury, products/completed operations, and liability assumed under an insured contract (including the tort liability of another assumed in a business contract) with limits of at least:
$[*] General Aggregate limit
$[*] each occurrence limit for all bodily injury or property damage incurred in any [*] ([*]) occurrence
$[*] each occurrence limit for Personal Injury and Advertising Injury
$[*] Products/Completed Operations Aggregate limit
$[*] each occurrence limit for Products/Completed Operations
$[*] Damage to Premises Rented to You (Fire Legal Liability)
The Commercial General Liability insurance policy must: 1. include AT&T, its Affiliates, and their directors, officers, and employees as Additional Insureds by endorsement. Supplier shall provide a copy of the Additional Insured endorsement to AT&T. The Additional Insured endorsement may either be specific to AT&T or may be “blanket” or “automatic” addressing any person or entity as required by contract. A copy of the Additional Insured endorsement must be provided within [*] ([*]) days of execution of this Agreement and within [*] ([*]) days of each Commercial General Liability policy renewal; 2. [*]; and 3. be primary and non-contributory with respect to any insurance or self-insurance that is maintained by AT&T.

(iii).    Business Automobile Liability insurance with limits of at least $[*] each accident for bodily injury and property damage, extending to all owned, hired, and non-owned vehicles.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

(iv).    Umbrella/Excess Liability insurance with limits of at least $[*] each occurrence with terms and conditions at least as broad as the underlying Commercial General Liability, Business Auto Liability, and Employers Liability policies. Umbrella/Excess Liability limits shall be primary and non-contributory with respect to any insurance or self-insurance that is maintained by AT&T.

(v).    Fidelity or Crime insurance covering employee dishonesty, including dishonest acts of Supplier and its employees, agents, Subcontractors and anyone under Supplier’s supervision or control. Supplier shall be liable for money, securities or other property of AT&T. Supplier shall include a client coverage endorsement written for limits of at least $[*] and shall include AT&T as Loss Payee.

(vi).     Professional Liability (Errors & Omissions) insurance with limits of at least $[*] each claim or wrongful act.

(vii).    Internet Liability and Network Protection (Cyberrisk) insurance with limits of at least $[*] each claim or wrongful act.

(viii).    Media Liability insurance with limits of at least $[*] each claim or wrongful act.

(ix).    To the extent that any work is subject to the Jones Act, the Longshore and Harbor Workers Compensation Act, or the Defense Base Act, the Workers’ Compensation policy must be endorsed to cover such liability under such Act.

10.	Records and Audits

10.1.	Records
Supplier shall maintain complete and accurate records relating to the Services and the performance of this Agreement. AT&T and its auditors (including internal audit staff and external auditors) and governmental authorities shall have the right to review such records (“AT&T Audits”), to verify the following:

a.	the accuracy and integrity of Supplier’s invoices and AT&T’s payment obligations hereunder;

b.	that the Services have been and are being provided by Supplier and its Subcontractors in accordance with this Agreement; and

c.	that Supplier and its Subcontractors are complying with Laws.

d.	that the Services charged were actually performed;

e.	the integrity of Supplier’s systems that process, store, support, maintain, and transmit AT&T data; and

f.	the performance of Supplier’s Subcontractors with respect to any portion of the Services;

10.2.	Access at Reasonable Times.
Supplier shall provide and shall require that its Subcontractors provide to AT&T, its auditors (including internal audit staff and external auditors), and governmental authorities access at all reasonable times to:

a.	any facility at which the Services or any portion thereof are being performed;

b.	systems and assets used to provide the Services or any portion thereof;

c.	Supplier employees and Subcontractor employees providing the Services or any portion thereof; and

d.	all Supplier and Subcontractor records, including financial records relating to the invoices and payment obligations and supporting documentation, pertaining to the Services.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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10.3.	Scope of AT&T Audits.
The scope of AT&T audits will also include:

a.	practices and procedures used in performing the Services;

b.	systems, communications and information technology used in performing the Services;

c.	general controls and security practices and procedures;

d.	supporting information and calculations regarding invoices and compliance with service requirements;

e.	quality initiatives and quality assurance;

f.	compliance with the terms of this Agreement; and

g.
AT&T’s access to the records and other supporting documentation shall include the right to inspect and photocopy Supplier’s documentation and the documentation of its Subcontractors, and the right to retain copies thereof outside of their physical location with appropriate safeguards, if such retention is deemed reasonably necessary by AT&T.

h.
In the event AT&T has reason to believe that a breach has occurred or may occur, AT&T shall have the right to audit; or have a third party acceptable to AT&T conduct the audit at Supplier’s expense, in order to ensure that no breach has occurred. Supplier shall, and shall cause Customer Service Representatives to, fully cooperate in any audit. Audits under this subsection may be conducted as often as deemed necessary by AT&T to assure compliance.

10.4.	Cooperation with Audits.
AT&T Audits may be conducted as needed and at AT&T’s sole discretion with at least [*] ([*]) business days’ advance notice. Advance notice is not required for the following:

a.	if requested by governmental authorities;

b.	if required by applicable Law;

c.	if an audit uncovers any problems or deficiencies;

d.	d a security violation occurs or has possibly occurred;

e.	or a Clean Desk Audit.

10.5.	Clean Desk Audits
Supplier shall cooperate and shall ensure that its Subcontractors cooperate with Clean Desk Audits as specified in Appendix H.

10.6.	Overcharges.
If an AT&T Audit indicates that Supplier overcharged AT&T, then AT&T may notify Supplier of the amount of such overcharge and Supplier shall promptly pay to AT&T the amount of the overcharge along with interest rate of [*]% from the date of the overcharge. If any such AT&T Audit reveals an overcharge to AT&T during any [*]-month period exceeding [*] percent ([*]%) of all charges in the aggregate paid by AT&T hereunder during such period, then Supplier shall reimburse AT&T for the cost of such AT&T Audit based upon the customary and usual charges incurred.

10.7.	Preservation of Records.
Supplier shall maintain and retain the records set forth in the Subsection above entitled “AT&T Audits” during the term of this Agreement and for [*] ([*]) years thereafter (unless a discovery or legal hold request is made with respect to such records, in which case Supplier shall retain such records until AT&T notifies Supplier that such discovery or legal hold request has expired). Upon notification by AT&T of a discovery or legal hold request, Supplier shall fully cooperate with such request and

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

immediately preserve any Supplier records covered by such request and promptly provide such Supplier records requested by AT&T related to the inquiry. Supplier shall provide AT&T, at AT&T’s request, with paper in situations where electronic copies are unavailable and electronic copies of documents and information reasonably necessary to verify Supplier’s compliance with this Subsection.

10.8.	Audit Expenses.
Except as provided in the Subsection above entitled “Overcharges,” all reasonable out-of-pocket costs and expenses incurred by AT&T in connection with an AT&T Audit shall be paid by AT&T. Supplier shall be solely responsible for all costs and expenses incurred by Supplier in connection with its obligations under this Section.

10.9.	Audit of Subcontractors.
If Supplier‘s agreement with its applicable Subcontractor permits an AT&T Audit, then AT&T shall be permitted to conduct such audit directly or through a third party representative. Supplier shall work with AT&T in facilitating the Subcontractor’s cooperation for an expeditious and thorough audit or inspection.

If Supplier‘s contract with its applicable Subcontractor precludes AT&T from directly conducting an audit or inspection, then Supplier shall use best efforts to enable AT&T to perform an audit of the Subcontractor with Supplier coordinating the audit process. Failing those efforts, Supplier shall, upon AT&T’s request, conduct the audit or inspection on behalf of AT&T, subject to terms agreed to by Supplier and AT&T for the Subcontractor audit, such as areas to be audited, applicable fees, and the timeframe for reporting audit results to AT&T. If AT&T’s request for a Supplier audit or inspection arises from, in AT&T’s good faith opinion, materially or consistently deficient Service provided by the Subcontractor under AT&T’s account, and the audit in both Parties’ opinion confirms such deficiencies, then Supplier shall not charge AT&T a fee for Supplier‘s audit of its Subcontractor.

11.	Termination

11.1.	Termination for Convenience.
AT&T may at any time, for its own convenience and without cause, by providing Supplier notice, terminate this Agreement and/or any Order placed hereunder in whole or in part. Except as provided in the Section entitled “Termination Charges” below, AT&T shall have no liability or obligation for such termination.

11.2.	Termination for Cause.
If Supplier breaches any provision of this Agreement and/or any Order, and (i) if the breach is one that by its nature could be cured, and such breach is not cured within [*] ([*]) days after AT&T receives notice, or (ii) if the breach is one that by its nature cannot be cured, or (iii) if the breach is a violation of Laws, then, in addition to any other applicable remedies, AT&T shall have the right upon notice to immediately terminate this Agreement and/or any such Order without any obligation or liability. Failure of AT&T to immediately terminate this Agreement and/or any Order (1) following a breach which continues longer than such cure period, provided such breach has not been cured prior to AT&T’s provision of a notice of termination, or (2) following a breach that cannot be cured or that constitutes a violation of Laws, shall not constitute a waiver of AT&T’s rights to terminate. If AT&T terminates an Order for cause, then Supplier shall refund any amounts AT&T may have previously paid for Services that AT&T returns or does not Accept.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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If Supplier repeatedly breaches any of its obligations under this Agreement, whether or not (i) the effect thereof could reasonably be considered material or (ii) such repeated breaches were cured, then AT&T may, by giving notice to Supplier, terminate this Agreement and/or any Order, in whole or in part, as of the termination date specified in such notice without regard to any cure period.

11.3.	Partial Termination.
Whenever Law or a provision of this Agreement permits AT&T to terminate any Order, AT&T may, at its option, terminate such Order either in whole or in part. If AT&T terminates an Order in part, then AT&T shall pay only for Services that AT&T Accepts at the prices established for such Services or, if no such prices are established, in an amount equitably apportioned to the Accepted Services and, unless a termination charge applies, AT&T has no obligation to pay for Services that AT&T does not Accept.

11.4.	Termination of Related Orders.
Whenever Law or a provision of this Agreement permits AT&T to terminate any Order, AT&T may also terminate such other Orders as are related to the same transaction or series of transactions as the Order in question.

11.5.	Termination Charges.
Except as provided below, in the event AT&T terminates any Order for convenience or AT&T is in breach of any Order that precludes Supplier from completing Delivery, AT&T shall pay Supplier, as Supplier’s sole and exclusive remedy for detriment resulting from AT&T’s termination of, or breach preventing Delivery under, an Order, the lesser of: (i). the price of the Services, as derived from the Order, or (ii). the actual costs Supplier incurred to perform the Services up to the date of termination, as determined under normal cost accounting methods, less salvage value, if salvage is permitted by AT&T. For purposes of this Section, “salvage value” includes the proceeds of the sale of the Services to another customer and/or the costs Supplier avoids as a result of re-applying Services to meet other needs of AT&T, the needs of other customers, or Supplier’s own internal needs within [*] ([*]) days following the Delivery Date. Supplier shall make reasonable efforts to maximize salvage value. All such costs, avoided costs, and values are subject to substantiation by proof satisfactory to AT&T before any payment may become due.

If AT&T incurs a termination charge as provided in this Section and AT&T or an Affiliate places an Order for Services equivalent to that for which such termination charge is incurred within [*] ([*]) days after AT&T incurs such termination charge, then Supplier shall refund such termination charge to AT&T.

AT&T is not liable for any termination charges in any case when termination results from the agreement of the Parties.

11.6.	Obligations upon Expiration or Termination.
Upon expiration or termination of this Agreement or any Order, Supplier shall, upon the request of AT&T: (a) return all papers, materials and property of AT&T held by Supplier and (b) provide reasonable assistance as may be necessary for the orderly, non-disrupted continuation of AT&T’s business. Supplier shall assist in coordinating the transfer of the provision of the Services to AT&T or a successor supplier, which shall include continuing to provide the required level of Services until the date of expiration or termination and providing AT&T or such successor supplier with all pertinent information about the Services that does not constitute a Supplier trade secret.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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11.7.	Orderly Transition
In the event of expiration or termination of this Agreement or an Order, in whole or in part, wherein all or some portion of the Services will be performed by AT&T itself or an AT&T designated third party, Supplier shall provide transition support activities as agreed to by the Parties. To the extent such transition support activities are included in the fees set forth in the applicable Order, AT&T will only pay compensation for Services activities which have been specifically authorized and directed by AT&T in writing pursuant to this Section, and such payment, if any, will be at the rates set forth in the Order.

Transition support activities may include, but are not limited to:

a.	Full cooperation in the orderly transition of Services to AT&T or a third party service provider;

b.
Supplier shall provide to AT&T and any designated third party service provider, to the extent available, applicable requirements, standards, policies, operating procedures and other documentation, reports, call recordings, chat transcripts, screen captures, files and other information associated with the Services, at no additional cost;

c.	Continuation of Services during the transition period and at reduced levels if Services is transferred in part;

d.
Supplier shall assist AT&T in developing a plan which shall specify the tasks to be performed by the Parties in connection with the transition and the schedule for the performance of such tasks, at AT&T’s request;

e.	For a period not to exceed [*] ([*]) months following the full transition, Supplier shall answer all reasonable verbal or written questions from AT&T regarding the Services on an “as needed” basis.

Supplier’s quality and level of performance during the transition period shall continue to comply with all requirements of the Order.

12.	Miscellaneous

12.1.	Electronic Data Interchange.
The Parties may exchange Orders, payments, acknowledgements, invoices, remittance notices, and other records (“Data”) electronically, in place of tangible documents, and unless otherwise agreed shall exchange such Data in accordance with the Telecommunications Industry Forum EDI Guidelines for use of American National Standards Institute (ANSI) Accredited Standards Committee X12 transaction sets, and shall reasonably cooperate with requests to do so (including by providing documentation necessary to establish EDI). The following additional conditions apply to any such exchanges:

a.	AT&T Guidelines. Supplier shall transfer Data in accordance with the guidelines located at http://www.attpurchasing.com.

b.
Statute of Frauds. All Data transmitted pursuant to this clause shall be deemed to be a “writing” or “in writing” for purposes of the Uniform Commercial Code. Any such Data containing or having affixed to it a Signature shall be deemed for all purposes to: (i) to have been “signed” and “executed,” and (ii) to constitute an “original” when printed from electronic files or records established and maintained in the normal course of business.

c.
Method of Exchange. Data shall be exchanged by direct electronic or computer systems communication between AT&T and Supplier or by indirect communications using a third party service provider to translate, forward and/or store such Data. Each Party shall be responsible for the cost(s) and associated cost(s) of any such third party service provider with which it contracts.

12.2.	Independent Contractor.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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Supplier hereby represents and warrants to AT&T that:

a.
Supplier is engaged in an independent business and, except as specifically provided herein, shall perform all obligations under this Agreement as an independent contractor and not as the agent or an employee of AT&T;

b.	Supplier personnel performing Services shall be considered solely the employees of Supplier and not employees of AT&T;

c.
Supplier has and retains the right to exercise full control of and supervision over the performance of the Services and full control over the employment, direction, assignment, compensation, and discharge of all personnel performing the Services;

d.
Supplier is solely responsible for all matters relating to compensation and benefits for all of Supplier personnel who perform Services. This responsibility includes (i) timely payment of compensation and benefits, including, but not limited to, overtime pay, medical, dental, and any other benefit, and (ii) all matters relating to compliance with all employer obligations to withhold employee taxes, pay employee and employer taxes, and file payroll tax returns and information returns under local, state and federal income tax laws, unemployment compensation insurance and state disability insurance tax laws, social security and Medicare tax laws, and all other payroll tax laws or similar laws with respect to all Supplier personnel providing Services;

Notwithstanding any other provision of this Agreement, Supplier shall be AT&T's agent for the limited purpose of contact center services as described in this Agreement. Supplier shall act on AT&T’s behalf with respect to such Services, and Supplier performance of such Services shall be conducted pursuant to the terms, conditions, and requirements of this Agreement. Further, to the extent Supplier obtains or uses CPNI in connection with this Agreement, Supplier shall be an agent of AT&T with respect to the receipt and use of such information. Supplier shall receive and use CPNI in the manner specified in the Customer Information Section.

Supplier shall ensure that all individuals who provide Services pursuant to this Agreement execute an “Agreement Regarding Non-Employment Status with AT&T” in the form attached hereto as Appendix Y, and shall deliver any such executed copy to AT&T upon request. Supplier

12.3.	Cumulative Remedies.
The rights and remedies of the Parties set forth in this Agreement are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity, by statute or otherwise, except in those cases where this Agreement or an Order specifies that a particular remedy is sole or exclusive, but neither Party may retain the benefit of inconsistent remedies. No single or partial exercise of any right or remedy with respect to one breach of this Agreement or any Order precludes the simultaneous or subsequent exercise of any other right or remedy with respect to the same or a different breach.

12.4.	No Liens.
Supplier shall, and shall cause the Customer Service Representatives to, keep all property, including real and personal property, of AT&T and its Affiliates and their respective employees, contractors, subcontractors, suppliers and other representatives (“AT&T Representatives”) and any Services, products or materials provided by Supplier or Customer Service Representatives under this Agreement free and clear of all Liens arising from, or in connection with, Supplier’s Services, including any Liens resulting from a failure by Supplier to comply with its obligations to Customer Service Representatives or a failure by a Customer Service Representative to comply with its obligations to a third party. If any

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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such Lien is asserted for any reason, then AT&T may, without limitation: (a) pay the amount of such Lien to the entity asserting the Lien and obtain a full release from such entity of the Lien, or bond the amount stated in the Lien, or (b) require Supplier to promptly obtain a properly executed release of the Lien from the entity asserting the Lien that is satisfactory to AT&T, or bond the amount stated in the Lien. In either case, Supplier shall be liable for any such payments or charges, including any costs, expenses and Litigation Expense incurred by AT&T and/or AT&T Representatives, and shall, promptly upon request, reimburse same.

12.5.	Assignment and Delegation.
Neither Party may assign, delegate, or otherwise transfer its rights or obligations under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or any other manner, without the prior written consent of the other Party, except as follows: Without securing the consent of Supplier, AT&T may assign its rights, or delegate its duties, or both, in whole or in part: to any present or future Affiliate of AT&T, to any lender providing financing to AT&T, or to any third party that assumes the operation of or otherwise acquires any substantial portion of the business of AT&T affected by this Agreement or an Order; and Supplier may subcontract its performance subject to the Section entitled “Use of Subcontractors.” Each Party may assign its right to receive money due hereunder, but any assignment of money is void to the extent:

a.	the assignor fails to give the non-assigning Party at least thirty (30) days prior notice,

b.	the assignment purports to impose upon the non-assigning Party additional costs or obligations in addition to the payment of such money, or

c.
the assignment purports to preclude AT&T from dealing solely and directly with Supplier in all matters pertaining to this Agreement. Any assignment, delegation or transfer for which consent is required hereby and which is made without such consent given in writing is void.

12.6.	Third Party Administrative Services.
A third party administrator may perform certain administrative functions for AT&T in relation to this Agreement. Such administrative functions may include:

a.	collecting and verifying certificates of insurance,

b.	providing financial analysis,

c.	verifying certifications under the Section entitled “Utilization of Minority, Women, and Disabled Veteran Owned Business Enterprises,” and

d.	collecting and verifying Supplier profile information.

Supplier shall cooperate with such third party administrator in its performance of such administrative functions and shall provide such data as is requested from time to time by the third party administrator.

Notwithstanding any other provision of this Agreement, AT&T may provide any information regarding Supplier to such third party administrator. AT&T shall contractually require the third party administrator to maintain confidentiality of Supplier’s information with rights to use it solely for purposes of the administrative functions. Supplier shall pay the third party administrator an annual fee for the performance of these administrative functions, which annual fee shall not exceed [*] dollars ($[*]), and a one-time set-up fee of [*] dollars ($[*]).

12.7.	Supplier`s Audited Financial Statements.
In the event that Supplier is not a publicly traded corporation, Supplier shall provide to AT&T (or its third party delegate), upon request and at no charge, its bona fide and unedited audited fiscal year financial statements and other financial documents as reasonably requested by AT&T to allow an

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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assessment of Supplier’s financial condition. If Supplier is a subsidiary of, is owned by, has a majority of its interest held by, or is controlled by an entity that is not a publicly traded corporation, then Supplier shall furnish such documents for both Supplier and its owning, controlling or parent company. If Supplier is a subsidiary of, is owned by, has a majority of its interest held by, or is controlled by an entity that is a publicly traded corporation, then Supplier shall furnish publicly available documents regarding its parent company.

12.8.	Entire Agreement.
This Agreement, including all appendices, exhibits, attachments and documents incorporated by reference, constitutes the final, complete, and exclusive expression of the Parties’ agreement on the matters contained in this Agreement. The terms of this Agreement and an applicable Order shall govern in lieu of all other pre-printed, standardized or other provisions that may otherwise appear in any other paper or electronic record of either Party (such as standard terms on order or acknowledgment forms, advance shipping notices, invoices, time sheets, and packages, shrink wrap terms, and click wrap terms). All prior written and oral negotiations and agreements, and all contemporaneous oral negotiations and agreements, between the Parties on the matters contained in this Agreement are expressly merged into and superseded by this Agreement. The Parties do not intend that the provisions of this Agreement be explained, supplemented, or qualified through evidence of trade usage or any prior course of dealings or any course of performance under any prior agreement. In entering into this Agreement, neither Party has relied upon any statement, estimate, forecast, projection, representation, warranty, action or agreement of the other Party except for those expressly contained in this Agreement. There are no conditions precedent to the effectiveness of this Agreement other than any expressly stated in this Agreement.

12.9.	Force Majeure.
A Party is excused from performing its obligations under this Agreement or any Order if, to the extent that, and for so long as:

a.
such Party’s performance is prevented or delayed by an act or event (other than economic hardship, changes in market conditions, insufficiency of funds, or unavailability of equipment and supplies) that is beyond its reasonable control and could not have been prevented or avoided by its exercise of due diligence;

b.	such Party gives notice to the other Party, as soon as practicable under the circumstances, of the act or event that so prevents such Party from performing its obligations; and

c.	such Party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay.

By way of illustration, and not limitation, acts or events that may prevent or delay performance (as contemplated by this Section) include: acts of God or the public enemy, acts of civil or military authority, terrorists acts, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, and extreme weather events.

If Supplier is the Party whose performance is prevented or delayed as contemplated by this Section, then AT&T may elect to:

a.	terminate this Agreement and/or affected Order, in whole or in part, without any liability to Supplier; or

b.
suspend this Agreement and/or the affected Order or any part thereof for the duration of the delay; and (at AT&T’s option) obtain Services elsewhere and deduct from any commitment under this Agreement or such Order the quantity of the Services obtained elsewhere or for which

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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commitments have been made elsewhere; and resume performance under this Agreement or such Order when Supplier resumes its performance; and (at AT&T’s option) extend any affected Delivery Date or performance date up to the length of time Supplier‘s performance was delayed or prevented.

If AT&T does not give any notice within [*] ([*]) days after receiving notice under this Section that Supplier’s performance has been delayed or prevented, then the option set forth in this Subsection (b) shall be deemed to have been selected.

During any labor dispute between AT&T and the union(s) representing AT&T’s employees, AT&T may modify the scope of Deliverables under any Order upon notice. Such modification may result in a delay in the resumption of Services when requested by AT&T.

12.10.	Time is of the Essence.
Time is of the essence.

12.11.	Governing Law.
This Agreement and the transactions it contemplates shall be governed, interpreted, construed, enforced and performed in accordance with the Laws of the State of Texas, without regard to conflicts of laws principles.

12.12.	Forum for Judicial Actions.
Other than to the extent expressly set forth below in this Section, any legal action or proceeding arising out of or relating to this Agreement or the transactions it contemplates (“Judicial Action”) shall be brought only in the Dallas Division of the United States District Court for the Northern District of Texas or in any Texas state court sitting in Dallas, Texas, and each Party consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such Judicial Action and waives any claim of forum non conveniens in connection therewith and objection to venue laid therein. Process in any such Judicial Action may be served on a Party anywhere in the world, whether within or without the State of Texas. The choice of forum above shall not prohibit the enforcement of any judgment obtained in that forum or any other appropriate forum.

12.13.	Mediation of Disputes Relating to Indemnification.
If any dispute arising out of or relating to a demand by AT&T, pursuant to the Section entitled “Indemnity” or the Section entitled “Infringement,” for indemnification from Supplier cannot be settled through negotiation between the Parties, then the Parties agree first to try in good faith to settle the dispute by non-binding mediation administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Procedures before resorting to arbitration. The declaration of an impasse by the mediator, or the mutual written agreement of the Parties to withdraw the matter from mediation, shall be a condition precedent to the institution of an arbitration, litigation, or other dispute resolution procedure with respect to such matter.

The Parties shall mutually agree upon a mediator within [*] ([*]) days of a request for mediation or, failing such mutual agreement of the Parties, the mediator shall be appointed by the AAA from its panel of mediators utilizing a list procedure.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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If the dispute arises from or relates to a claim against AT&T or any Indemnified Party for patent infringement, then unless otherwise mutually agreed by the Parties in writing, any mediator appointed by the Parties or the AAA shall be an attorney with at least [*] ([*]) years’ experience in mediating patent infringement cases.

Arbitration of Disputes Relating to Indemnification.
(i).    Subject to Subsection (b) (Mediation of Disputes Relating to Indemnification) hereof, any dispute arising out of or relating to a demand by AT&T, pursuant to the Section entitled “Indemnity” or the Section entitled “Infringement,” for indemnification from Supplier in an amount less than or equal to [*] dollars ($[*]) (including all settlements or judgments paid by AT&T, together with all costs of defense and attorneys’ fees at both the trial and appellate level), shall be resolved by binding arbitration administered by the AAA in accordance with its Commercial Arbitration Rules (including the Procedures for Large, Complex Commercial Disputes) then in effect, as such rules may be modified or supplemented by the provisions of this Subsection (c) (Arbitration of Disputes Relating to Indemnification), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, subject to each Party’s right to appeal the award pursuant to Subsection (vii) of this Subsection (c) (Arbitration of Disputes Relating to Indemnification). An arbitration conducted pursuant to this Subsection (i) shall be before a single arbitrator agreed upon by the Parties within [*] ([*]) days after initiation of the arbitration or, failing agreement, appointed by the AAA from its National Roster utilizing a list procedure. (ii).     Subject to Subsection (b) (Mediation of Disputes Relating to Indemnification) hereof, any dispute arising out of or relating to a demand by AT&T, pursuant to the Section entitled “Indemnity” or the Section entitled “Infringement,” for indemnification from Supplier in an amount greater than [*] dollars ($[*]) (including all settlements or judgments paid by AT&T, together with all costs of defense and attorneys’ fees at both the trial and appellate level) may, at the sole election of AT&T, be resolved by binding arbitration administered by the AAA in accordance with its Commercial Arbitration Rules (including the Procedures for Large, Complex Commercial Disputes) then in effect, as such rules may be modified or supplemented by the provisions of this Subsection (ii), and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, subject to each Party’s right to appeal the award pursuant to Subsection (vii) of this Subsection (c) (Arbitration of Disputes Relating to Indemnification). In the event AT&T elects not to resolve such a dispute by arbitration, that dispute shall be resolved by an action in an appropriate court pursuant to the provisions of Subsection (a) (Forum for Judicial Actions). An arbitration conducted pursuant to this Subsection (ii) shall be before a panel of three arbitrators. Each Party shall appoint one arbitrator, and the two Party-appointed arbitrators shall agree on the third arbitrator, who shall serve as chair of the panel, provided, however, that, if the Party-appointed arbitrators cannot agree on the third arbitrator within [*] ([*]) days after the second of the two Party-appointed arbitrators has been appointed, the AAA shall appoint the third arbitrator from its National Roster utilizing a list procedure. (iii).     If the dispute arises from or relates to a claim against AT&T or any Indemnified Party for patent infringement, then unless otherwise mutually agreed by the Parties in writing, any arbitrator appointed by a Party or the AAA under this Subsection (c) (Arbitration of Disputes Relating to Indemnification) shall be an attorney with at least [*] ([*]) years’ experience in litigating patent infringement cases. (iv).     Any arbitration pursuant to this Subsection (c) (Arbitration of Disputes Relating to Indemnification) shall be held in New York City. The arbitrator(s) shall render a reasoned award.(v).     In any arbitration conducted pursuant to Subsection (i) of this Subsection (c) (Arbitration of Disputes Relating to Indemnification), each Party shall be entitled to take the following discovery: (1) [*] ([*]) depositions of the adverse party and/or non-party witnesses; (2) service of up to [*] ([*]) interrogatories to be answered

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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under oath by the adverse Party; and (3) document requests directed to the adverse Party. The arbitrator may, for good cause shown, enlarge the extent of discovery but shall not reduce the foregoing limits.
(vi).     In any arbitration conducted pursuant to Subsection (ii) of this Subsection (c) (Arbitration of Disputes Relating to Indemnification), each Party shall be entitled to take the following discovery: (1) [*] ([*]) depositions of the adverse party and/or non-party witnesses; (2) service of up to [*] ([*]) interrogatories to be answered under oath by the adverse Party; and (3) document requests directed to the adverse Party. The arbitrators may, for good cause shown, enlarge the extent of discovery but shall not reduce the foregoing limits. (vii).    The Parties hereby agree: that an award rendered by the arbitrator(s) pursuant to this Subsection (c) (Arbitration of Disputes Relating to Indemnification) (an “Underlying Award”) may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”); that the Underlying Award rendered by the arbitrator(s) shall, at a minimum, be a reasoned award; and that the Underlying Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within [*] ([*]) days of receipt of an Underlying Award, as defined by Rule A-3 of the Appellate Rules, by filing a Notice of Appeal with any AAA office. Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof. The appellate panel shall grant oral argument if requested by either Party or if the panel deems it appropriate. Oral arguments shall be conducted in New York City. Members of the appellate panel shall have the same qualifications as required for an arbitrator under Subsection (iii) of this Subsection (c) (Arbitration of Disputes Relating to Indemnification) (if any). (viii).    In any arbitration conducted pursuant to this Subsection (c) (Arbitration of Disputes Relating to Indemnification), the prevailing Party shall be entitled to recover its Litigation Expenses (including Litigation Expenses incurred in connection with an appeal under Subsection (vii) of this Subsection (c) (Arbitration of Disputes Relating to Indemnification). (ix). For the avoidance of doubt, no disputes arising out of or relating to this Agreement, other than those arising out of or relating to a demand by AT&T, pursuant to the Section entitled “Indemnity” or the Section entitled “Infringement,” for indemnification as described above, shall be subject to arbitration, unless otherwise stated herein.

12.14.	Amendments and Waivers.
The Parties may not amend this Agreement or an Order except by a written agreement of the Parties that identifies itself as an amendment to this Agreement or such Order and is signed by both Parties, or as otherwise expressly provided below in this Section. No waiver of any right or condition is effective unless given in writing and signed by the Party waiving such right or condition. No delay or omission by either Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach, condition or covenant shall not be construed to be a waiver of any succeeding breach or condition or of any other covenant. All waivers must be in writing and signed by the Party waiving its rights.

AT&T’s project manager may, at any time, propose changes to the scope of Services, which shall be confirmed in writing, and Supplier shall not unreasonably withhold or condition its consent. An equitable adjustment shall be made to the charges if such change to the scope substantially affects the time or cost of performance of the Services.

12.15.	Severability.
If any provision of this Agreement or any Order is determined to be invalid, illegal, or unenforceable, then the remaining provisions of this Agreement or such Order shall remain in full force if both the economic and legal substance of the transactions contemplated by this Agreement or such Order are not

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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affected in any manner that is materially adverse to either Party by severing the provision determined to be invalid, illegal, or unenforceable.

12.16.	Construction and Interpretation.
This Agreement has been prepared jointly and has been the subject of arm’s length and careful negotiation. Each Party has been given the opportunity to independently review this Agreement with legal counsel and other consultants, and each Party has the requisite experience and sophistication to understand, interpret and agree to the particular language of its provisions. Accordingly, the drafting of this Agreement is not to be attributed to either Party.

Headings contained in this Agreement are for reference purposes only and are not to affect the meaning or interpretation of this Agreement. The word “include” in every form means to include without limitation by virtue of enumeration and a derivative of a defined term shall have the meaning appropriate to the context of its use. References to content posted on any website referred to in this Agreement shall mean such content as it may be revised from time to time. Whenever this Agreement refers to a consent or approval to be given by either Party, such consent or approval is effective only if given in writing and signed by the Party giving approval or consent. The use of singular words includes the plural and vice versa.

12.17.	Third Party Beneficiaries.
Except to the extent expressly set forth to the contrary in this Agreement, there are no third party beneficiaries of this Agreement, and this Agreement shall not provide any third person or entity with any remedy, claim, liability, reimbursement, claim of action or other legal or equitable right in excess of those existing without reference to this Agreement.

12.18.	Survival of Obligations.
Obligations and rights under this Agreement or an Order that by their nature would reasonably continue beyond the termination or expiration of this Agreement or an Order (including those in the Sections entitled “AT&T Supplier Information Security Requirements (SISR),” “Compliance with Laws,” “Confidentiality,” “Forum,” “Governing Law,” “Customer Protection Policy”, “Customer Information”, “Information,” “Fraudulent Activity”, “Indemnity,” “Infringement,” “Insurance,” “Limitation of Damages,” “Notice of Investigations,” “Ownership of Paid-For Development, Use and Reservation of Rights,” “Publicity,” “Records and Audits” and “Warranties”) shall survive the termination or expiration of this Agreement or such Order.

12.19.	Payment Card Industry-Data Security Standards Compliance
To the extent Supplier processes, transmits, and/or stores credit cardholder data and/or related transaction status for or on behalf of AT&T, Supplier must be Payment Card Industry-Data Security Standards certified. Supplier must be compliant with the standards prior to performing such services for AT&T and must promptly submit a copy of Supplier’s executed Attestation of Compliance (AOC) to g18906@att.com. Supplier must also submit certifications of compliance on an annual basis in order to continue to provide payment card related services for AT&T.

12.20.	Anticorruption Laws
Supplier hereby represents and warrants that the employees, temporary workers, agents, consultants, partners, officers, directors, members or representatives of Supplier and its Subcontractors, if any, performing Services or other activities under this Agreement (each and any of the foregoing individuals, for the purpose of this Section, a “Customer Service Representative”) shall comply with the US Foreign

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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Corrupt Practices Act and all applicable anticorruption laws. Customer Service Representatives shall not directly or indirectly pay, offer, give, promise to pay or authorize the payment of any portion of the compensation received in connection with this Agreement or any other monies or other things of value in connection with its performance to a Government Official, as such term is defined below, to obtain or retain business or secure any improper advantage nor shall it permit such actions by a third party in connection with this Agreement. For purposes of this Section, “Government Official” means: (i) an officer or employee of any government or any department, agency, or instrumentality thereof, including government-owned or government-controlled commercial entities; (ii) an officer or employee of a public international organization; (iii) any person acting in an official capacity for or on behalf of any government or department, agency, or instrumentality or public international organization; (iv) any political party or official thereof; (v) any candidate for political office; or (vi) any other person, individual or entity at the suggestion, request or direction or for the benefit of any of the above-described persons or entities.

12.21.	Business Continuity
Supplier shall at all times maintain a current and accurate Business Continuity Plan (“BCP”) that enables Supplier to fulfill its obligations under this Agreement in the event of a manmade or natural disaster or other emergency situation that results in a disruption of the Services furnished by, through, or on behalf of Supplier, which may include a Force Majeure, Labor Dispute, or other act or event (each or any of the foregoing an “Occurrence”). Such BCP shall detail Supplier’s plans for recovering from any Occurrence and resuming normal business operations as soon as practicable to continue its obligations under the Agreement. Additionally, Supplier shall comply with the Unified Emergency Restoration Requirements (“UERP”) or other recovery requirements, if applicable, as specified elsewhere in this Agreement or in an Order. In the event of an Occurrence or upon AT&T’s request Supplier shall provide ongoing status reports as directed by AT&T. Unless directed otherwise by AT&T, Supplier shall provide such status reports to AT&T’s designated BCP contacts as set forth in Appendix I. AT&T may, in its sole discretion, take such actions it deems necessary to recover its operations. In the event of an inconsistency or conflict regarding BCP requirements contained elsewhere in this Agreement, the most stringent requirements with respect to such inconsistency or conflict will control. Supplier’s BCP shall include the requirements set forth in Appendix I attached hereto. Upon AT&T’s request, Supplier shall provide to AT&T within thirty (30) calendar days a copy of Supplier’s current BCP.

Supplier shall ensure that the BCP procedures are sufficient to enable Supplier to meet any business continuity standards that are contained in the Order, including, without limitation, those relating to the maximum amount of data loss that can be incurred (“Recovery Point Objectives”), time required for Supplier to resume Services (“Recovery Time Objectives”), and minimum acceptable percentage of Services that Supplier is able to handle on an interim basis until normal operations are restored (“Recovery Capacity Objectives”).

The BCP shall include, but not be limited to, the following elements:

a.	Identification of key contacts together with their telephone numbers, cell phone numbers, email addresses, and pagers;

b.	Identification of alternate contacts together with their telephone numbers, cell phone numbers, email addresses, and pagers;

c.	Detailed discussion of Supplier’s plan for serving AT&T Customers in the event of an Occurrence.

d.	Plan for communicating with AT&T regarding an Occurrence;

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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e.	Redundancy of facilities and network connectivity;

f.	Description of Supplier’s ability to support the Order in the event of an Occurrence;

g.	Description of security precautions taken to protect AT&T Information in the event of an Occurrence;

h.	Supplier’s plan for testing its BCP; and

i.	Such other information as AT&T may request be included.

Supplier shall participate in any Business Continuity or disaster recovery exercises conducted by AT&T.

Supplier shall provide AT&T with a copy of Supplier’s BCP for review upon request. Every [*] ([*]) month, Supplier shall perform a comprehensive assessment of its BCP and present its findings and recommendations to AT&T within [*] ([*]) days of completion of the assessment. Supplier shall promptly make, at its sole cost and expense, such recommendations to the BCP as may be required in order for Supplier to meet the requirements contained in this Agreement or the Order.

Supplier shall continue to provide the Services under this Agreement if AT&T relocates its operations to an interim or substitute facility or otherwise implements any of its internal disaster recovery plans provided, however, that if such AT&T relocation causes material financial hardship to Supplier, the Parties shall mutually negotiate in good faith any changes to an Order required.

If there is an Occurrence impacting Supplier, Supplier shall immediately so notify the AT&T Vendor Manager and shall advise the AT&T Vendor Manager of (i) any impact on the Services and (ii) any assistance Supplier is requesting from AT&T.

Supplier’s failure to comply with this Section shall constitute a breach of this Agreement.

12.22.	Codes of Conduct
Supplier shall comply with the Supplier’s Code of Conduct (“Supplier Code”), attached hereto as Appendix D.

For all contacts with consumers and/or businesses, Supplier shall comply with the codes of conduct applicable to telecommunications carriers/service providers of the states in which Supplier and its agents, contractors, and Subcontractors are performing Services (the “State Codes of Conduct”).

In obtaining competitive business information, it may be necessary for Supplier to contact AT&T’s Competitors. Supplier shall follow AT&T’s ethical guidelines as set forth below when contacting AT&T Competitors:

a.	Supplier shall not say anything misleading, deceptive or untrue.

b.	Supplier shall not enter into any agreement fraudulently, i.e., order services and then cancel before the service is installed or completed.

c.	Supplier shall always give its name to the AT&T Competitor, if requested.

d.	Supplier shall provide its name and client if asked or, as an alternative, terminate the discussion.

e.	Supplier shall not provide the AT&T Competitor with prices, pricing policies, or any sensitive or confidential or proprietary Information of AT&T in exchange for competitive information.

f.
Supplier shall obtain AT&T’s prior written authorization, including authorization for funding, for any project requiring services by a third party consultant, payment of any fees in addition to those contemplated by this Agreement, or execution of any other agreement that would require the payment of any additional fees by AT&T to Supplier.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

Supplier shall warrant that its officers, and all employees and agents (if any) with responsibility for any direct AT&T Customer contact shall be trained on and agree in writing to be bound by the terms of the Supplier Code and, any other applicable State Codes of Conduct.

12.23.	Conflict of Interest
In the event Supplier provides Services during the Term of this Agreement or an Order to any AT&T Competitor, Supplier shall notify AT&T of such potential conflicts and shall pursue the following safeguards during the Term of this Agreement:
In the event Supplier operates out of more than one Supplier facility, any activities performed for an AT&T Competitor shall be performed out of a different Supplier facility from which Supplier is performing Services on behalf of AT&T unless otherwise agreed to by AT&T in writing. If Supplier operates out of one Supplier facility or AT&T authorizes Supplier to perform Services for an AT&T Competitor at a Supplier facility where Services are performed for AT&T, Supplier shall ensure all personnel providing Services hereunder are physically segregated (through secured access) from personnel providing Services on behalf of an AT&T Competitor.

With respect to Services performed for AT&T, Supplier shall perform the Work: (i).With separate management structures on AT&T projects. (ii). In independent database facilities/MIS staff. (iii). During the [*] ([*]) months following completion of the Services for AT&T, Supplier shall not assign supervisory or Customer Service Representatives personnel who have performed Services for AT&T to provide services for other AT&T Competitors if such services are similar to the Services performed by Supplier for AT&T.

Supplier shall initiate and maintain strict building security for the protection of AT&T’s Information while in Supplier’s control and shall limit access to operating areas and Information to those with a need for such access. Such security procedures shall be subject to inspection and approval by AT&T.

Customer Service Representatives , supervisory personnel, or account managers having any staff or oversight role with respect to Customer Service Representatives performing Services on behalf of an AT&T Competitor shall not have any strategic or creative role with respect to Services performed on behalf of AT&T. No Customer Service Representative , supervisor, account manager having any staff or oversight role with respect to personnel performing Services on behalf of AT&T may have any strategic or creative role with respect to Services performed on behalf of an AT&T Competitor.

No Information, including but not limited to information furnished to Supplier in connection with this Agreement, Order or request for proposal(s), shall be shared between Supplier personnel, managers, supervisors or executives who are involved both in this Agreement and any Supplier agreement with an AT&T Competitor.6.    All information regarding AT&T’s programs, performance, procedures, scripts, data and methodologies will be regarded as confidential Information.

If at any time during the Term of this Agreement Supplier fails to comply with the safeguards set forth in paragraph (a) above or if Supplier, its parent company or any of its affiliates seeks permission from the appropriate regulatory authority to offer or otherwise commences procedures to provide telecommunications services in competition with AT&T or any of its affiliates, Supplier shall immediately notify AT&T. Upon receipt of such notice AT&T may, at its sole reasonable discretion, terminate this Agreement without further notice or liability to Supplier other than amounts due for Services performed as of the effective termination date.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

Supplier represents and warrants that no officer, director, employee, or agent of AT&T has been or will be employed, retained or paid a fee, or otherwise has received or will receive any personal compensation or consideration, by or from Supplier or any of Supplier officers, directors, employees, or agents in connection with the obtaining, arranging, or negotiation of this Agreement or other documents entered into or executed in connection with this Agreement.

12.24.	Government Contract Provisions
a.    To the extent that Supplier’s performance is subject to certain executive orders (including E.O. 11246 and E.O. 13201) and statutes (including Section 503 of the Rehabilitation Act of 1973, as amended; the Vietnam Era Veteran’s Readjustment Assistance Act of 1974; Section 8116 of the Defense Appropriations Act for Fiscal Year 2010 (Pub. L. 111-118); and the Jobs for Veterans Act) pertaining to government contractors, Supplier shall:
1.    comply with such executive orders and statutes, and their implementing regulations, as amended from time to time; and
2.    fulfill the obligations of a contractor under the clauses incorporated by this Section.
b.    This Section incorporates the following statutes and rules:
1.    “Affirmative Action For Workers With Disabilities” (at 48 CFR §52.222-36);
2.    “Employment Reports On Special Disabled Veterans, Veterans Of The Vietnam Era, and Other Eligible Veterans” (at 48 CFR §52.222-37);
3.    “Equal Employment Opportunity” (at 48 CFR §52.222-26);
4.    “Equal Employment Opportunity Clause” (at 41 CFR §60-1.4(a));
5.    “Equal Opportunity For Special Disabled Veterans And Veterans of the Vietnam Era” (at 41 CFR §60-250.5);
6.    “Equal Opportunity for Disabled Veterans, Recently Separated Veterans, Other Protected Veterans, and Armed Forces Service Medal Veterans” (at 41 CFR §60-300.5);
7.    “Equal Opportunity For Workers With Disabilities” (at 41 CFR §60-741.5);
8.     “Prohibition of Segregated Facilities” (at 48 CFR §52.222-21);
9.     “Small Business Subcontracting Plan” (at 48 CFR §52.219-9);
10.     “Utilization Of Small Business Concerns” (at 48 CFR §52.219-8);
11.    “Whistleblower Protections Under the American Recovery and Reinvestment Act of 2009” (FAR 52.203-15);
12.    “American Recovery and Reinvestment Act - Reporting Requirements” (FAR 52.204-11);
13.    “GAO/IG Access” (FAR 52.212-5(d) (Alt. II), FAR 52.214-26(c) (Alt. I), FAR 52.215-2(d) (Alt. I));
14.    “Davis-Bacon Act” (FAR 52.222-6);
15.    “Buy American Act” (FAR 52.225-21, FAR 52.225-22, FAR 52.225-23, & FAR 52.225-24);
16.    “Whistleblower Protections” (Pub. L. No. 111-5, Section 1553);
17.    “Award term-Reporting and registration requirements under section 1512 of the Recovery Act” (2 CFR §176.50);
18.    “GAO/IG Access” (Pub. L. No. 111-5, Section 902, 1514 and 1515);
19.    “Award term-Wage Rate Requirements under Section 1606 of the Recovery Act” (2 CFR §176.190); and
20.    “Buy American Requirements” (2 CFR §176.140, 2 CFR §176.150, 2 CFR §176.160, & 2 CFR §176.170).

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

c.    If an Order includes a statement that performance is intended for a government contract and incorporates additional government contracting provisions, Supplier shall also fulfill the obligations of a contractor or offeror under those additional provisions.

12.25.	No Dependence
Supplier acknowledges that AT&T is not responsible for Supplier’s dependence on revenues from sales to AT&T in proportion to Supplier’s revenues from other customers, and Supplier hereby releases, and shall hold harmless and indemnify AT&T from any and all claims and liabilities relating to Supplier’s financial stability which may result from AT&T’s termination of this Agreement for any reason whatsoever. Upon AT&T's request, no more than quarterly, Supplier will supply audited financial information, which shall be subject to the terms set forth in Section 3.18 Information.

12.26.	Work Location
Supplier shall perform the Services only in a facility(ies) specifically set forth in the Order governing such Services. If Supplier requests that the Services be performed at another Supplier facility(ies), Supplier shall obtain prior written authorization from AT&T for such change and such change shall be at Supplier's sole and exclusive cost. AT&T reserves the right to accept and/or reject such request at its sole discretion. In the event AT&T approves a facility(ies) change, Supplier shall continue to meet the current performance metrics during the transition period.

12.27.	AT&T Data and AT&T Derived Data
Definitions. For purposes of this Section:

a.
“AT&T Data” means any data or information (i) of AT&T or its customers, that is disclosed or provided to Supplier by, or otherwise obtained by Supplier from, AT&T or any of its customers, including Customer Information and customer proprietary network information (as that term is defined in Section 222 of the Communications Act of 1934, as amended, 47 U.S.C. §222), as well as data and information with respect to the businesses, customers, operations, networks, systems, facilities, products, rates, regulatory compliance, competitors, consumer markets, assets, expenditures, mergers, acquisitions, divestitures, billings, collections, revenues and finances of AT&T; and (ii) not supplied by AT&T or any of its customers but created, generated, collected or harvested by Supplier either (a) in furtherance of this Agreement or an Order hereunder or (b) as a result of Supplier’s having access to AT&T infrastructure, systems, data, hardware, software or processes (for example, through data processing input and output, service level measurements, or ascertainment of network and system information).

b.
“AT&T Derived Data” means any data or information that is a result of any modification, adaption, revision, translation, abridgement, condensation, compilation, evaluation, expansion or other recasting or processing of the AT&T Data, for example, as a result of Supplier’s observation, analysis, or visualization of AT&T Data arising out of the performance of Supplier’s obligations hereunder.

Ownership of AT&T Data and AT&T Derived Data.

a.
AT&T Data is the property of AT&T. To the extent needed to perfect AT&T’s ownership in AT&T Data, Supplier hereby assigns all right, title and interest in AT&T Data to AT&T. No transfer of title in AT&T Data to Supplier is implied or shall occur under this Agreement. AT&T Data shall not be (a) utilized by Supplier for any purpose other than as required to fulfill its obligations under this Agreement, (b) sold, assigned, leased, commercially exploited or

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

otherwise provided to or accessed by third parties, whether by or on behalf of Supplier, (c) withheld from AT&T by Supplier, or (d) used by Supplier to assert any lien or other right against or to it. Supplier shall promptly notify AT&T if Supplier believes that any use of AT&T Data by Supplier contemplated under this Agreement or to be undertaken as part of the performance of this Agreement is inconsistent with the preceding sentence.

b.
AT&T shall own all right, title and interest in and to the AT&T Derived Data. To the extent needed to perfect AT&T’s ownership in AT&T Derived Data, Supplier hereby assigns all right, title and interest in AT&T Derived Data to AT&T. AT&T grants to Supplier a license to access, use, and copy the AT&T Derived Data, with no right to grant sublicenses, solely for the performance of Supplier’s obligations during the Term of this Agreement and solely in compliance with AT&T’s privacy policies, including obligations relating to Customer Information. For the avoidance of doubt, Supplier shall not create or develop AT&T Derived Data after the expiration or termination of this Agreement.

c.
Supplier shall promptly deliver AT&T Data and AT&T Derived Data to AT&T at no cost to AT&T, and in the format, on the media and in the timing prescribed by AT&T (i) at any time at AT&T’s request, (ii) at the expiration or termination of this Agreement and the completion of any requested termination assistance services or (iii) with respect to particular AT&T Data or AT&T Derived Data, at such earlier date that such data is no longer required by Supplier to perform the Services. Thereafter, Supplier shall return or destroy, as directed by AT&T, all copies of the AT&T Data and AT&T Derived Data in Supplier’s possession or under Supplier’s control within [*] ([*]) business days and deliver to AT&T written certification of such return or destruction signed by an officer of Supplier.

d.
The provisions of this Section shall apply to all AT&T Data and AT&T Derived Data, regardless of whether such data was first disclosed or otherwise provided to, or created, developed, modified, recast or processed by, Supplier before, on or after the Effective Date of this Agreement, and shall survive the expiration or termination of this Agreement. Supplier shall secure AT&T Data and AT&T Derived Data pursuant to the provisions applicable to AT&T Information under the Section titled “AT&T Supplier Information Security Requirements (SISR).” Supplier’s obligation to return AT&T Data and AT&T Derived Data upon AT&T’s request shall not apply to such data which, at the time of AT&T’s request for return, is no longer retained by or on behalf of Supplier.

12.28.	Customer Contact
Prior to Supplier or Subcontractor having contact in any form with AT&T’s Customers pursuant to this Agreement, Supplier must submit a script, creative media or recital, as applicable, that describes specifically what will be communicated during the contact with AT&T’s Customer. Approval of the script, creative media or recital, which will not be unreasonably withheld, must be obtained prior to the Customer contact being initiated.

Supplier or Subcontractor shall not change or otherwise deviate from the approved script, creative media or recital without the prior written approval of AT&T.

Except as specifically authorized by this Agreement, Supplier shall not initiate contact with AT&T's Customers directly for the purpose of selling Services similar to those covered under this Agreement.

12.29.	Inspection of Work

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

AT&T may have (third-party or AT&T) inspectors at the job site to inspect the performance and quality of the Services and to ensure Supplier's compliance with the plans and Specifications of the Order and with the terms and conditions of this Agreement. Any AT&T inspectors, employees or agents, however, shall have no authority to direct or advise Supplier concerning the method or manner by which the Services are to be performed. Supplier has sole authority, responsibility and control over the Services and shall exercise its full responsibilities as an independent contractor.

12.30.	Previous Services for AT&T
If an employee of Supplier previously removed from supporting an AT&T program due to misconduct or customer abuse, then Supplier shall provide another individual to perform the Work.

12.31.	Requirements for Access to AT&T’s System(s) and/or Databases

a.
When appropriate, Supplier shall have reasonable access to AT&T’s premises during normal business hours, and at such other times as may be agreed upon by the Parties, to enable Supplier to perform its obligations under this Agreement. Supplier shall coordinate such access with AT&T’s designated representative prior to visiting such premises. Supplier will ensure that only persons employed by Supplier or subcontracted by Supplier (each a “Supplier Worker”) will be allowed to enter AT&T’s premises. If AT&T requests Supplier or its Subcontractor to discontinue furnishing any Supplier Worker from performing Work on AT&T’s premises, Supplier shall immediately comply with such request. Such Supplier Worker shall leave AT&T’s premises immediately and Supplier shall not furnish such Supplier Worker again to perform Work on AT&T’s premises without AT&T’s written consent. The Parties agree that, where required by governmental regulations, Supplier will submit satisfactory clearance from the U.S. Department of Defense and/or other federal, state or local authorities.

b.
AT&T may require Supplier or its Supplier Workers to exhibit identification credentials, which AT&T may issue, to gain unescorted access to AT&T’s premises for the performance of Services. In addition, if any Supplier Worker requires access to AT&T’s Nonpublic Information Resources (as defined in the AT&T Supplier Information Security Requirements), Supplier must obtain from AT&T an ATT UID for each such Supplier Worker. ATT UIDs are provisioned upon successful opening of a worker record within the vendor management system (VMS).

c.
AT&T currently uses Fieldglass as its VMS vendor but reserves the right to change the VMS vendor at any time and from time to time. Supplier shall enter into an agreement with AT&T’s VMS vendor (Fieldglass or any substitute VMS vendor), at no cost to AT&T, and supply any information about its Supplier Workers reasonably required by the VMS vendor to create a worker record and enable provisioning of identification credentials and ATT UIDs. If Supplier fails to enter into an agreement with AT&T’s VMS vendor to use the VMS, Supplier’s Supplier Workers will not be allowed access to AT&T’s premises (other than on an escorted basis) or to AT&T’s Nonpublic Information Resources.

d.
Supplier shall ensure that information provided to AT&T or the VMS vendor for its Supplier Workers is 1) input accurately into the VMS (including the SSN/Security ID for the Supplier Worker, the Agreement number in the “Contract or PO #” field as it may be changed, the start and end dates (end date must not be after the expiration date of the Agreement), and the worker classification obtained from the AT&T Sponsoring Manager), 2) maintained properly throughout the term of the engagement, and 3) closed on a timely basis upon the termination or expiration of the engagement or the need for the Supplier Worker to have access to AT&T’s premises or

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

Nonpublic Information Resources. Supplier shall not enable or allow any Supplier Worker to let anyone else use the AT&T identification credentials or an ATT UID issued to that Supplier Worker to gain access to AT&T premises or Nonpublic Information Resources.

e.
If, for any reason, any Supplier Worker is no longer performing such Services or no longer has a need to have access to AT&T’s Nonpublic Information Resources, Supplier shall immediately close the Supplier Worker’s record in the VMS and promptly deliver to AT&T all identification credentials issued to such Supplier Worker. In cases where a Supplier Worker is being removed due to misconduct, Supplier will immediately inform the Sponsoring Manager of the nature of the misconduct.

f.
Supplier shall comply with AT&T’s corporate policy requiring Supplier and its Supplier Workers to exhibit their company photo identification in addition to the AT&T-issued photo identification when on AT&T’s premises.

g.
Supplier shall ensure that its Supplier Workers, including employees and Subcontractors, while on or off AT&T’s premises, will (i) perform Work which conforms to the Specifications, (ii) protect AT&T’s material, buildings and structures, (iii) perform Work which does not interfere with AT&T’s business operations, and (iv) perform such Work with care and due regard for the safety, convenience and protection of AT&T, its employees, and its property.

h.	Supplier shall ensure that all persons furnished by Supplier work harmoniously with all others when on AT&T’s premises.

i.
AT&T reserves the right to restrict Supplier’s or Supplier Workers’ access to AT&T’s facilities and/or Nonpublic Information Resources, without liability to AT&T, until AT&T is satisfied that Supplier is compliant with its obligations under this Section. In addition, notwithstanding anything to the contrary in the Termination section of this Agreement, if Supplier breaches any of its obligations under this Section, then AT&T may, by giving notice to Supplier, terminate this Agreement, in whole or in part, as of the termination date specified in such notice without regard to any cure period and without liability to Supplier except for payment for Services rendered up to the date of termination.

12.32.	Customer Protection Policy
Supplier shall comply, and shall ensure that all Customer Service Representatives comply, with the Customer Protection Policy as set forth in Appendix G attached hereto.

12.33.	Worker Exit from AT&T Programs
If the supplier employee or Customer Service Representative is exiting to a non-AT&T program, at AT&T’s discretion, the Supplier shall take all the appropriate steps to promptly notify AT&T Vendor Manager of the exit and ensure that CSR’s or employee’s access to AT&T systems, network and accounts is completely removed.

Supplier shall obtain Customer Service Representative’s certification that Customer Service Representative has returned or destroyed all physical and electronic copies of AT&T Information.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

Upon AT&T request Supplier shall deliver executed copies of the “Written Certification of Return or Destruction of AT&T Information or Data”, Appendix L to the AT&T Vendor Manager, within [*] ([*]) business days of request.

12.34.	Notices.
Each Party giving or making any notice, consent, request, demand, or other communication (each, a “notice”) pursuant to this Agreement must give the notice in writing and use one of the following methods, each of which for purposes of this Agreement is a writing: by hand; certified mail (return receipt requested and postage prepaid); U.S. Postal Service overnight or priority mail; internationally recognized overnight courier (in either case with all fees prepaid); or email. If a notice is given by e-mail, then it must be confirmed by a copy sent by any one of the other methods. Each Party giving a notice shall address the notice to the appropriate person (the “Addressee”) at the receiving Party at the address listed below:

AT&T: AT&T Services, Inc. 4119 Broadway Room 650A16 San Antonio, TX 78209 Attn: [*] Email Address: [*]	Supplier: STARTEK, Inc. 8200 E. Maplewood Avenue Suite 100 Greenwood Village, CO 80111 Attn: [*] Email Address: [*] BusinessNumber: [*] Notices Telephone Number: [*]

A notice is effective only if the Party giving notice has complied with the foregoing requirements of this Section and the Addressee has received the notice. A notice is deemed to have been received as follows:

a.	If a notice is furnished by hand, on the date of delivery if delivered during business hours on a business day (otherwise on the next business day);

b.
ii.    If a notice is sent by certified mail, U.S. Postal Service overnight or priority mail, or internationally recognized overnight courier, upon the date of delivery as indicated by the receipt or other tracking record;

c.
iii.    If a notice is sent by e-mail, upon successful transmission to the recipient’s email account, if such notice is sent in time to allow it to be accessible by the Addressee before the time allowed for giving such notice expires, and a confirmation copy is sent by one of the other methods.

The addresses and telephone numbers to which notices may be given to the Addressees of either Party may be changed by written notice given by such Party to the other pursuant to this Section.

12.35.	Transmission of Original Signatures and Executing Multiple Counterparts.
Original signatures transmitted and received via facsimile or other electronic transmission of a scanned document (e.g., pdf or similar format) are true and valid signatures for all purposes hereunder and shall bind the Parties to the same extent as that of original signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute only one document.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.
Startek, Inc.	AT&T Services, Inc.
By: ___________________________________	By: _______________________________
Printed Name: Supplier Signature	Printed Name: Kathleen Holzer-Muniz
Title: Supplier Title______________________	Title: Sr. Sourcing Manager
Date:__________________________________	Date: ______________________________

Appendix A - Definitions

“AT&T Derived Information” means any data or information that is a result of any modification, adaption, revision, translation, abridgement, condensation, compilation, observation, evaluation, analysis, visualization, expansion or other recasting or processing of the information disclosed or provided to Supplier by, or otherwise obtained by Supplier from, AT&T, its Affiliates or their respective customers, arising out of or relating to this Agreement or the performance of Supplier’s obligations hereunder.

“Accept” or “Acceptance” means AT&T’s acceptance of the Services ordered by AT&T and provided by Supplier as specified in the Section entitled “Delivery, Performance, and Acceptance”. AT&T’s Acceptance shall occur no earlier than Supplier’s performance Services in strict compliance with this Agreement and the relevant Order(s).

“Acceptance Date” means the date on which AT&T Accepts Services.

“Affiliate” means a business association that has legal capacity to contract on its own behalf, to sue in its own name, and to be sued, if and only if either (a) such business association owns, directly or indirectly, a majority interest in AT&T (its “parent company”), (b) a thirty percent (30%) or greater interest in such business association is owned, either directly or indirectly, by AT&T or its parent company, or (c) such business association is any of those certain rural local telephone companies that are parties to that certain Joint Operating Agreement dated as of September 28, 2000, pursuant to which AT&T Mobility LLC and such telephone companies jointly conduct their respective wireless operations within MTA 006.

“Attorney’s Fees” include a charge for the service of in-house counsel at the market rate for independent counsel of similar experience.

“AT&T Vendor Manager”) means the AT&T representative or team associated with a written Order, which manages the Supplier relationship with AT&T regarding the Services that Supplier provides pursuant to this Agreement, or any portion thereof.

“AT&T Competitor(s)” shall mean entities that provide products and or services that are similar to, or substitutes for, the products and services that AT&T offers its Customers. AT&T Competitors include, but are not limited to, entities which provide telecommunication, internet, cable, data, advertising, publishing, search engines, entertainment, and video services.

“AT&T Derived Information” means any data or information that is a result of any modification, adaption, revision, translation, abridgement, condensation, compilation, observation, evaluation, analysis, visualization, expansion or other recasting or processing of the information disclosed or

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

provided to Supplier by, or otherwise obtained by Supplier from, AT&T, its Affiliates or their respective customers, arising out of or relating to this Agreement or the performance of Supplier’s obligations hereunder.

“Automated Call Distribution System” or “ACD” means the system where incoming calls are routed to Customer Service Representatives.

“Customer” or “Customers” means customers, potential customers, or employees of AT&T who interact with Supplier pursuant to this Agreement or an Order.

“Custom Software” means any and all Software to the extent it constitutes Paid-For Development.

“Customer Information” includes, to the extent received, observed, collected, handled, stored, or accessed, in any way, in connection with this Agreement: AT&T’s or its Affiliates’ customers’ names, addresses, and phone numbers, any such customer’s or its employee’s personal, health or financial information, authentication credentials, Internet activities, history, and/or patterns of use, information concerning accounts, network performance and usage information, web browsing and wireless application information, location information, any other information associated with a customer of AT&T or its Affiliates or with persons in the household of a customer of AT&T or its Affiliates, and any information available to AT&T, its Affiliates and/or the suppliers of AT&T or its Affiliates (for avoidance of doubt, including Supplier) by virtue of AT&T’s or its Affiliates’ relationship with customers as a provider of mobile and non-mobile communications, Internet, data, video, information or other services, including the quantity, technical configuration, location, type, destination, and amount of use of communications or other services subscribed to, and information contained on the bills of AT&T’s or its Affiliates’ customers.
“Customer Service Representative(s)” means Customer Service Representative (s) or “CSR” or its equivalent, means any Supplier employee, temporary worker, agent, consultant, partner, officer, director, member or representative of Supplier and its Subcontractors, if any, performing Services or other activities under this Agreement.

“Deliver” or “Delivery” occurs upon complete provision of the Services.

“Delivery Date” means the date on which Supplier is scheduled to complete its Delivery as established in an Order or this Agreement.

“Documentation” means all tangible and intangible written materials including user instructions and training materials.

“Drug Screen” means the testing of any individual for the use of illicit drugs (including opiates, cocaine, cannabinoids, amphetamines, and phencyclidine (PCP).

“Employment Claims” means any claims by any federal, state or local governmental agency or any of Supplier’s current or former applicants, agents, employees or Subcontractors, or agents or employees of Supplier’s Subcontractors arising out of the employment relationship with Supplier, or otherwise with respect to performance under this Agreement, including claims, charges and actions arising under Title VII of the Civil Rights Act of 1964, as amended, The Equal Pay Act, the Age Discrimination in

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

Employment Act, as amended, The Rehabilitation Act, the Americans with Disabilities Act, as amended, the Fair Labor Standards Act, the Family and Medical Leave Act, Workers’ Compensation laws, the National Labor Relations Act and any other applicable Laws, including any liability, cause of action, lawsuit, penalty, claim or demand, administrative proceeding in which AT&T or its Affiliates is named as or alleged to be an “employer” or “joint employer” with Supplier.

“Harmful Code” means computer viruses, worms, trap doors, time bombs, undocumented passwords, disabling code (which renders Material unusable until a patch or new password is provided), or any similar mechanism or device. Notwithstanding the above, enabling keys which are provided by Supplier to ensure conformance to product licensing restrictions shall be permitted, however, these enabling keys may not interfere with the proper use of the Material at any time after initial installation.

“Identification Credentials” includes, with respect to each Supplier Person, his or her Social Security number, driver’s license, educational credentials, employment history, home address, and citizenship indicia.

Incident(s)-defined as suspected or actual attack upon, intrusion upon, unauthorized access to, loss of, or other security breach involving Information Resources.

“Information” means, with respect to a Party, all confidential, proprietary or trade secret information of such Party or of a third party that is in the possession of such Party, including discoveries, ideas, concepts, know-how, techniques, processes, procedures, designs, specifications, strategic information, proposals, requests for proposals, proposed products, drawings, blueprints, tracings, diagrams, models, samples, flow charts, data, computer programs, marketing plans (and in the case of AT&T, Customer Information and AT&T Derived Information), employee personal information, health or financial information, authentication credentials, operations, infrastructure, networks, systems, facilities, products, rates, regulatory compliance, competitors and other technical, financial or business information, whether disclosed in writing, orally, or visually, in tangible or intangible form, including in electronic mail or by other electronic communication.

“Intellectual Property Rights” means all patents (including all reissues, divisions, continuations, and extensions thereof) and patent applications, trade names, trademarks, service marks, logos, trade dress, copyrights, trade secrets, mask works, rights in technology, know-how, rights in content (including performance and synchronization rights), or other right in or to intellectual property that are in each case protected under the Laws of any governmental authority having jurisdiction.

“Laws” includes all federal, state, provincial, regional, territorial and local laws, statutes, ordinances, regulations, rules, executive orders, supervisory requirements, directives, circulars, opinions, interpretive letters and other official releases of or by governmental authority.

“Lien” means any mortgage, lien, pledge, security interest, charge, claim, restriction or encumbrance of any nature whatsoever.

“Litigation Expense” means any court filing fee, court cost, arbitration fee, and each other fee and cost of investigating or defending an indemnified claim or asserting any claim for indemnification or defense under this Agreement, including Attorney’s Fees, other professionals’ fees, and disbursements.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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“Loss” includes any liability, claim, demand, suit, or cause of action, regardless of whether meritorious, settlement payment, cost and expense, interest, award, judgment, damages (including punitive damages), liens, fines, fees, penalties, and Litigation Expense.

“Order” means such paper or electronic records (a) as AT&T may send to Supplier in accordance with the terms hereof, for the purpose of ordering Services hereunder, or (b) as the Parties may execute for the purpose of ordering Services hereunder.

“Physical Entry” means that an individual (a) is permitted to bodily enter, on an unsupervised (or badged) basis, into secured areas not available to the general public, or (b) is permitted on a regular basis to have supervised or escorted bodily access into secured areas not available to the general public for more than thirty (30) days in the aggregate annually.

“Services” include, but are not limited to, inbound and outbound customer care service, technical support, order processing, back office support, billing support, collections, account maintenance, third party verification, interactive voice response, general inbound and outbound telemarketing, and any labor or service provided in connection with this Agreement or any Order, including, Supplier’s (i) consultation, professional, technical, and engineering services, creation and development of deliverables, including without limitation any reports, data, designs, plans, specifications, models, prototypes, performance requirements or any software, installation and removal, services, repair, programming, and on-site support ancillary to the acquisition of material, and (ii) provision of any services related material including any documentation.

“Software” means any and all software (irrespective of whether it is Paid-For Development) and firmware in any form (including source code and object code), as well as any Documentation, licensed or otherwise provided by or on behalf of Supplier.

“Special Terms and Conditions” means written terms and conditions that are different from or additional to the terms and conditions set forth in this Agreement, which are agreed upon by the Parties and included in an Order.

“Specifications” means (a) Supplier’s applicable specifications and descriptions, including any warranty statements, and (b) AT&T’s requirements, specifications, and descriptions specified in, or attached to, this Agreement or an applicable Order, which shall control over an inconsistency with Supplier’s specifications and descriptions.

“Subcontractor” or “subcontractor” means any person or entity (including an agent) supplying labor to perform any or all of Supplier’s obligations under this Agreement, including any person or entity at any tier of subcontractors, and shall not be limited to those persons or entities with a direct relationship with Supplier.
“Supplier Financing Program” shall mean a financing program in which a supplier, selected by AT&T may elect to participate and under which a bank shall offer to purchase receivables related to invoices submitted to AT&T from the selected AT&T supplier.

“System” means the hardware, operating system and application Software, interfaces, and databases that interact with Software.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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Appendix D - Supplier Code of Conduct
Supplier has the responsibility of dealing fairly with AT&T’s Customers, past and present, fellow AT&T Suppliers and authorized sales representatives and the general public.

Supplier has the responsibility of adhering to generally accepted standards of accuracy, truth and good taste at all times. No Supplier shall be placed in a position where the Supplier’s interest is, or may be, in conflict with duty to the Customer.

Supplier shall safeguard the confidences of both present and former AT&T Customers, and shall not accept retainers that may involve the disclosure or use of these confidences to the disadvantage or prejudice of such Customers.

Supplier shall always strive to communicate clearly with Customers, and treat them with respect. In some instances, our competitors are also our Customers, and it is our duty to treat them with the same level of courtesy and respect as we use in dealing with the rest of our Customers.

Supplier shall not intentionally disseminate false or misleading information, and each Supplier is obligated to use as much care as is humanly possible to avoid dissemination of false or misleading information.

Supplier shall not represent themselves as an employee of AT&T.

Supplier shall immediately identify and investigate any fraudulent conduct by its employees and immediately bring same to the attention of AT&T. Fraudulent or illegal conduct includes, but is not limited to, any oral or written misrepresentation of facts, misappropriation of funds, theft, improper reporting of sales or expenses, or any other dishonest acts, done while working for Supplier.

No Supplier shall intentionally injure the professional reputation or practice of AT&T or another AT&T Supplier or authorized sales representative. However, if a Supplier has evidence that another Supplier vendor has been guilty of unethical, illegal or unfair practices, including practices in violation of this Code, the Supplier is obligated to present the information to the proper representative of AT&T for action and in accordance with the terms and conditions set forth in this Agreement or the applicable services sales agreement.

No Supplier shall accept fees, compensations, or any other valuable consideration in connection with those Services provided herein from anyone other than AT&T.

Supplier shall take necessary steps to ensure employees are not involved in fraudulent practices, including, but not limited to, cramming or slamming. “Cramming” occurs when a Customer is charged for products or services they have not ordered or may not have ever received. “Slamming” is the unauthorized and illegal changing of a Customer’s telecommunications service provider without his or her knowledge or permission. Supplier must obtain clear, explicit consent from Customers before making any additions or changes to their service or accounts. Supplier must report any information concerning slamming and cramming to their supervisor and to AT&T immediately.

Supplier shall not create sales that do not provide value to the Customer and the Company, or manipulate the commission system.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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Supplier shall not provide any discounts, bonus payments, cash, or non-cash incentives to a Customer for the sale of a Service covered under this Agreement except those included in AT&T tariffs and pricing plans.

Appendix F - General Business Requirements

OUTBOUND TELEMARKETING
Solicitation of Orders
Supplier will be provided with a list of AT&T Customers and/or prospects that Supplier will use all reasonable efforts to contact. Supplier personnel shall solicit AT&T Customers for orders to subscribe to telecommunications services and shall accurately describe telecommunications service functions and prices as furnished by AT&T. Supplier shall solicit orders for telecommunications services to AT&T Customers regardless of whether those AT&T Customers purchase other products or services from Supplier. Supplier shall solicit orders for AT&T telecommunications services only and Supplier shall not solicit orders for any other product or service offered by Supplier during a call made on behalf of AT&T. Supplier shall not solicit orders for telecommunications services from existing Customers or prospects that are not on the above-referenced list.
Supplier shall not make any representations of rates, terms or conditions of telecommunications services that conflict with AT&T information or tariffs furnished in writing to Supplier by AT&T. All orders for telecommunications services are subject to availability, final approval and acceptance by AT&T.
Verification of Orders
AT&T may appoint a verification vendor who will verify with the Customer all orders accepted by Supplier. Upon closing a sale, Supplier shall transfer the Customer along with the voice and order information to the verification vendor in accordance with the procedures and requirements mutually agreed upon by the Parties.
In lieu of third party verification as stated above, AT&T may, at its option, require Supplier to record voice and/or data to verify an order, including the product purchased, all applicable charges and any special terms and conditions of the product or offer (such as e.g., any required Customer premises equipment necessary for the operation of the service).
Sales and Service Objectives
Specific sales and service objectives, including retention objectives shall be mutually agreed upon in writing prior to any new AT&T sales campaign. These objectives may only be revised upon mutual agreement of both Parties in writing. Supplier shall strive to meet and exceed the sales objectives.
Customer Profiles
Supplier shall, if requested by AT&T in connection with each sales call, request from the AT&T Customer and record, when given, Information pertaining to the AT&T Customer’s usage and calling patterns with respect to telecommunications services. This information may, if requested by AT&T be used to recommend the best Telecommunications Service(s) for the Customer. In addition, AT&T may require such information be compiled and identified as a “sale” or “no sale” and furnished to AT&T on a weekly or other frequency period, as mutually agreed upon, in accordance with the procedures and requirements mutually agreed upon.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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Outbound Telemarketing Reports
Supplier shall be responsible for preparing and furnishing to AT&T on a daily basis, or such other frequency as mutually agreed upon in writing, the reports pertaining to Supplier outbound marketing, selling and productivity requirements related to telecommunications services. Such reports shall be mutually agreed upon on a campaign-to-campaign basis. The reports shall be prepared in a format and frequency mutually agreed upon, and which may be modified from time to time. Such reports may include but may not be limited to the following:

a.	Average number of Contacts per hour

b.	Average number of Sales per hour

c.	Number of total contacted

d.	Percentage of total campaign list contacted

e.	Total Sales

f.	Products Sold

a.	Number of “no sales” and the reason for no sale (including wrong number, disconnects and refusals)

g.	Conversion rate

Outbound Dialing
The only dialing product, equipment, or platform pre-approved for use under this Agreement is the LiveVox Human Contact Initiator (HCI) in Strict System Only (“Tool”). Supplier shall comply with the following in its use of the Tool:
Supplier shall not make any modifications to the Tool;
The Tool shall be set to one-for-one “clicker” to “closer” dialing ratio only;
Supplier user access privileges shall be restricted to access only the HCI Strict System platform with no ability to toggle into any Autodialer System;
Supplier personnel shall be required to confirm the initiation of each call before it is launched and physically click a button to launch each call that is placed; and
Supplier shall not use any predictive algorithms.
If Supplier desires to use any other dialing product, equipment, or platform (“Alternative Dialing Equipment”), Supplier shall obtain AT&T’s written approval prior to using such Alternative Dialing Equipment.

INBOUND TELEMARKETING AND CUSTOMER SERVICE
Inbound Personnel
Upon reasonable advance notice from AT&T, Supplier shall have personnel available to handle inbound calls, including Customer inquiries, and to accept Customer orders. Reasonable advance notice shall be defined as a minimum of [*] ([*])] hours for increased call volumes with existing programs and a minimum [*] ([*]) week notice for new programs which increase volume. Such personnel shall be

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

available during the hours identified in writing by AT&T for each individual program as specified in a Scope of Work.
Screening of Inquiries
For all incoming calls, Supplier shall first screen the request to ensure the caller has reached the correct AT&T entity and that the request pertains to telecommunications services. In cases where the caller has not reached the correct entity, or the inquiry pertains to a subject outside the scope of this Agreement, Supplier shall transfer the call to the appropriate contact furnished by AT&T or otherwise follow the procedures defined in “Agency Methods and Procedures”, incorporated herein by this reference and as updated from time to time, furnished by AT&T. For inquiries related to telecommunications services, Supplier shall confirm the callers “eligibility for service” by, for example, checking the caller’s phone number against AT&T’s serving area and/or performing credit screening provided by AT&T, if requested by AT&T.
Accepting Orders
Upon completing the screening procedure outlined in Section, “Screening of Inquiries”, above, Supplier shall be responsible for accepting or soliciting orders for callers who are “eligible” for telecommunications services. At AT&T’s request, Supplier shall gather information on the callers’ usage and calling patterns before recommending the Telecommunications Service(s) most beneficial to the caller. All Customer profile and sale information shall be compiled and furnished to AT&T on a weekly or other frequency period, as specified by AT&T, in accordance with reasonable procedures and requirements as specified by AT&T.
Inbound Telemarketing Reports
Supplier shall be responsible for preparing and furnishing to AT&T on a daily basis or such other frequency as specified by AT&T in writing, the reports pertaining to Supplier marketing, selling and productivity requirements related to telecommunications services. Such reports shall be specified by AT&T on a campaign-to-campaign basis. The reports shall be prepared in a format and frequency specified by AT&T, and may be modified from time to time. Such reports may include but may not be limited to the following:

a.	Number of inbound calls

b.	Number of calls handled

c.	Number of calls transferred

d.	Number of calls abandoned

e.	Average time per call in queue

f.	Average speed of answer

g.	Number of sales completed and products sold

h.	Number of refusals (no sale) and the reason for the no sale
Do Not Call
Supplier shall comply with all federal, state and local laws, rules and regulations as provided in the Section entitled Compliance with Laws of the Agreement. Supplier shall also comply with the following Do Not Call (“DNC”) Procedures.

a.	Supplier's Responsibilities:

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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i.
Supplier shall comply with all state, federal, and local laws and regulations, as well as standards promulgated by the Direct Marketing Association, with regard to DNC lists and procedures except where AT&T expressly assumes responsibility for compliance.

ii.	Supplier shall establish and implement written procedures for complying with applicable Telemarketing Rules.

iii.	Supplier shall train its employees engaged in telemarketing on the Telemarketing Rules and Supplier’s written procedures concerning the Telemarketing Rules.

iv.
Supplier shall monitor, within its regular course of business, the compliance of its employees with federal and state DNC laws and regulations, the requirements of the Agreement and this Order, and Supplier’s written procedures.

b.
Supplier shall be responsible for submitting on a daily basis a list of all persons, including their names and telephone numbers, who have indicated to Supplier a desire to be excluded from future AT&T telephone or written solicitations, or who have indicated that they have signed up for a federal or state DNC list, so that AT&T may update its internal do not call and do not write lists. The submission of the daily DNC requests shall be done via the daily response file as well as entering the DNC information on the AT&T DNC Web site.

c.
Supplier shall establish that an employee’s willful violation of the applicable Telemarketing Rules or Supplier’s written policy concerning such rules constitute grounds for immediate termination from the program.

d.	Supplier shall maintain records of its compliance with its responsibilities as described in this Section for a period of five (5) years.

e.
Supplier represents and warrants that it shall comply with the foregoing procedures and with applicable DNC laws and regulations and that it shall reimburse AT&T for the cost of AT&T's defense and for any and all remedies, fines or penalties of any kind that may be imposed on AT&T arising from or related to Supplier's breach of its responsibilities as described in this Agreement. Failure of Supplier to comply with the foregoing provisions shall be considered a breach of the Agreement, and AT&T may, in addition to all other available legal and equitable remedies, immediately terminate this Agreement and/or Order for default, without incurring any liability whatsoever to Supplier for such termination.

Retention of Records
Supplier shall maintain, in accordance with the requirements of the Telemarketing Rules and applicable laws, for a minimum period of twenty-four (24) months from the date of any sale of telecommunications Services hereunder, the name (including any fictitious name used), the last known home address and telephone number, and job title of all current and former employees of Supplier directly involved in any such sale. In addition, Supplier is also responsible for maintaining for a minimum period of twenty-four (24) months from the date of sale of any telecommunications service, the following records electronic records reflecting sales information, tracked by specific customer and product sold.
All such Customer order information must be maintained for the period specified above and Supplier must have the capability to retrieve such information within twenty-four (24) hours of AT&T’s request. The foregoing record retention requirements shall not be deemed to relieve or delegate AT&T’s or Supplier’s, responsibilities and obligations under the Telemarketing Rules, including without limitation, the obligation to retain Customer sales records in accordance with 16 CFR Part 310.5.
Use of Data

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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Data files, including but not limited to Customer lists, Customer account information, correspondence and other records are considered confidential Information and shall remain the sole property of AT&T and/or its parent company, subsidiaries or Affiliates.
Supplier shall maintain the security and confidentiality of all AT&T data files and prevent unauthorized transfer, disclosure, or use of these data files by any person or entity not a Party to this Agreement.
AT&T may monitor the use of these data files in any manner to prevent the improper or unauthorized use of the data, and such monitoring may include, but is not limited to, onsite inspection of the entire Supplier facility at any time.
AT&T may use decoy names and addresses.
Supplier shall ensure that it will not retain, after completion of any job in connection with which data files were provided, all or any portion of the data files, except Customer sales records that Supplier is required to retain pursuant to this Agreement, in any manner whatsoever, nor permit any parent, subsidiary, affiliate, third party, agent, employee or contractor, or their respective agents or employees to do so unless prior written permission is obtained from a duly authorized representative of AT&T. Supplier may not use the data files for any purpose other than in connection with the Services under this Agreement or an Order.
Customer Complaints
Supplier shall notify AT&T of any Customer complaints received by Supplier arising out of, or as a result of, Services provided by Supplier. Supplier shall use best efforts to resolve the complaint, at no additional cost to AT&T, within twenty-four (24) hours of receipt thereof, whether notified thereof by the Customer or AT&T. AT&T shall use reasonable efforts to cooperate with Supplier in resolving such disputes, including providing any information in its possession pertaining to the Customer’s account records, as necessary. If Supplier has not resolved a Customer complaint, to the extent it involves AT&T telecommunications services within sixty (60) business hours of receipt thereof, AT&T may intervene and resolve such complaint to the Customer’s satisfaction. If the Customer’s complaint arises from Supplier’s error, Supplier shall use best efforts to correct the error; provided, however, Supplier shall secure the prior consent of AT&T’s Vendor Manager or his/her designee before proposing a solution to the Customer which would impose any obligation on AT&T. Supplier’s failure to courteously and professionally represent AT&T and/or promptly and fairly resolve Customers’ complaints shall constitute a breach of this Agreement.
Caller ID Delivery
Supplier shall pass Caller ID Number placed on AT&T’s behalf pursuant to the requirements of applicable federal and state law, including, but not limited to, the federal Telephone Consumer Protection Act, as amended. AT&T prefers that Supplier provide equipment able to send “AT&T” name delivery, and a specific number provided which will be supplied by AT&T. If Supplier cannot pass “AT&T” name delivery, they should, under federal law, when available by the calling party’s carrier, display their name when calling AT&T Customers. A failure to comply with these Caller ID requirements is grounds for immediate Order and/or Agreement termination.

Automatic or Predictive Dialing
Supplier shall provide automatic or predictive dialing capability as required by AT&T for all outbound programs. Supplier’s abandonment rate for calls utilizing predictive dialers shall not exceed performance measures set forth in the Order, FTC and FCC regulations or Direct Marketing Association Guidelines whichever is lower.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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Data Entry
Supplier warrants that all data shall be received or entered accurately when providing Services. For example: an order is accurate if there is no deviation between the original Customer request and the actual order issued and the order contains all information necessary to process such order. Supplier shall document the quality of orders by using error management reports and comparing, in a daily sample, the actual records of Customer request to the actual order issued to determine accuracy of Services performed. AT&T may assess accuracy according to its methods and procedures.

Competitor Personnel
In performing the Services on AT&T program(s) pursuant to this Agreement or any Order there under, Supplier shall only use personnel who are not also providing similar services for any AT&T Competitor.

Staffing Control
AT&T may, at any time, reasonably request immediate removal and replacement of any Representative(s), or other employee of Supplier (e.g. trainers, supervisors, etc.) from all AT&T Programs for misconduct. Supplier shall, at Supplier’s sole expense, remove and replace of such Representative(s) or employee(s). Supplier shall not reassign such Representative(s) or employee(s) to any AT&T Program(s).

Market Data
Supplier shall obtain, retain and provide to AT&T upon request the market data and Customer information that AT&T determines is reasonably required to conduct its business.

Protection of Sensitive Personal Information (“SPI”) and Customer Information

a.
Supplier shall not create print-outs or other hardcopy of SPI (defined in AT&T’s Supplier Information Security Requirements) and/or Customer Information data unless required by the job function and necessary to perform the Services.

b.
When a hardcopy of SPI and/or Customer Information must be created, Supplier shall label the hardcopy as AT&T Proprietary (Sensitive Personal Information), but only under express authority granted by AT&T for the particular job activity.

c.
If there is any identified compromise or suspected compromise under investigation, loss or theft of any print-outs or hardcopy containing SPI and/or Customer Information data, Supplier shall notify AT&T on or before close of business on the day following the identification.

d.
If there is any identified compromise, loss or theft of any print-outs or hardcopy containing SPI and/or Customer Information data, Supplier shall notify AT&T on or before close of business on the day following the identification.

e.	Supplier shall maintain SPI and/or Customer Information only if mandated by law or if the data element is a necessary attribute for the business process.

f.	Supplier shall limit replication of SPI and/or Customer Information to the minimum copies (both hardcopy and softcopy) required to achieve the business purposes under this Agreement.

g.
If SPI and/or Customer Information will reside on any Supplier systems, Supplier shall store such data in a format that is fully compliant with all AT&T standards that have been communicated to Supplier as well as the then-current standards of SISR and PCI industry, as applicable.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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h.	Supplier shall not take print-outs or other hardcopy of SPI and/or Customer Information data outside AT&T or Supplier premises without the prior written consent of AT&T’s Vendor Manager.

i.	Supplier shall not transmit SPI and/or Customer Information data via regular (insecure) FAX without the express permission of AT&T.

j.	Supplier shall not transmit SPI and/or Customer Information data via e-mail without encryption, which is explicitly approved by AT&T.

Use of AT&T Telecommunication Services
Supplier shall conduct all Services for AT&T utilizing AT&T’s voice and data lines. These services must be acquired through the appropriate AT&T Account Team and not through a reseller of AT&T’s services. Supplier shall provide sufficient documented support to satisfy these requirements, and will be subject to audits.

Appendix G- Customer Protection Policy
In addition to the reporting and notification requirements contained elsewhere in this Agreement, Supplier shall take all appropriate steps to prevent and respond to these specific type of Incidents involving the mistreatment of AT&T’s customers. To protect AT&T’s customers, as well as AT&T, its Affiliates and its services, from the effects of such mistreatment, Supplier will not permit any of its Customer Service Representatives (CSRs) or other employees (e.g., trainers, supervisors) to engage in any of the following actions:

a.	Using vulgar, offensive, abusive, or sexually oriented language in communications with Customers.

b.	Making derogatory references to race, color, religion, national origin, sex, age, sexual orientation, marital status, veteran’s status or disability in communications with Customers.

c.	Yelling or screaming, making rude, argumentative, abrasive, or sarcastic comments in communications with Customers.

d.	Flirting or making social engagements with Customers or AT&T representatives, including the exchange of personal email addresses.

e.	Intentional acts of call avoidance, including but not limited to:

i.	Intentional disconnect of a Customer during a call.

ii.	Intentional transfer of a call back into the queue that the CSR is trained to handle.

iii.	Intentional dissemination of inaccurate information or troubleshooting steps in order to release a call without assisting the Customer.

iv.	Intentionally ignoring a Customer that has been presented to the CSR from a call queue.

f.	Intentionally abandoning a Customer on hold for an excessive period of time without providing a status update to the Customer.

g.	Refusing to escalate to a supervisor at the Customer’s request.

h.	Refusing to assist Customers with requests that the CSR is trained to handle.

i.
Any unauthorized access, release or use of confidential information, such as Customer account information. This shall include, but not be limited to, accessing a Customer’s email account without permission and/or creating a password for a Customer without authorization.

j.	Retaining, collecting, accessing, and/or using Customer information for reasons outside the scope of support of an Order.

k.	Any attempt to falsify AT&T’s records or any record related to a Customer.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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l.	Any statements that intentionally misrepresent, or provide misleading information about, AT&T or its products, pricing or promotions.

m.
Any intentional or reckless acts that create a risk of compromising the privacy of customer information, including failure to strictly comply with the “Clean Desk Policy,” as Appendix H which requires that AT&T Information be secured any time a CSR goes on a break or is away from the CSR’s work area.

Supplier shall submit a monthly report to AT&T’s Vendor Manager identifying any instances where any of the prohibited conduct listed in subsection (a) occurred at a Supplier facility during the preceding month. Supplier shall deliver the report to AT&T’s Vendor Manager on the 10th day of each month, or on the next business day if the 10th day is a weekend or holiday. This report shall include: (i) the name of the facility where the Incident occurred; (ii) the date of the Incident; (iii) a brief description of the Incident; and (iv) a brief description of the action taken by Supplier to address the Incident. Supplier shall not identify individual CSRs by name or identification number in such reports.

Violations of this Customer Protection Policy injure AT&T’s relationships with its Customers and that the amount of such injury may be difficult to quantify. As a remedy for any such injury, in the event that a Supplier CSR or other employee violates any of the above provisions of this Customer Protection Policy, Supplier shall pay to AT&T liquidated damages in the amount of [*] dollars ($[*]) for each such violation. A violation is one provision one time. Multiple violations are those violations of the same provision more than once or of multiple provisions one or more times. AT&T will be entitled to collect this liquidated damages payment via a reduction in its payments to Supplier under this Agreement. Such liquidated damages are not a penalty but rather represent a reasonable estimate of the damages that would occur from Supplier’s breach of the foregoing obligation.

In order to protect its customers from further mistreatment in circumstances involving any of the behaviors that fall within the scope of subsection (a), AT&T may request that Supplier immediately remove a CSR or any other employee of Supplier (e.g. trainers, supervisors) from all AT&T Programs.

Supplier shall be wholly responsible for accepting or rejecting a request to remove pursuant to subsection (d) and for any other remedial measures related to the CSR or other employee of Supplier. Supplier shall be solely responsible for the expense associated with such removal or other remedial measures.

Supplier shall promptly (but no later than within 24 hours) notify AT&T Asset Protection at 800-807-4205 from within the United States and at 1-908-658-0380 from outside the United States, whenever there is a suspected or actual attack upon, intrusion upon, unauthorized access to, loss of, or any other breach of information. This notification is in addition to and not in replacement of, those notification requirements contained in this Agreement.

Examples of Incidents to report to AT&T include, but are not limited to the following:

a.	Suspected improper or fraudulent use of customer or employee information.

b.	Theft or loss of sensitive customer or employee information, including:

i.	Accidental or intentional disclosure of sensitive customer information to a third party

ii.	Customer call records, billing information, or other CPNI

iii.	Customer financial account, banking or credit information

iv.	Consumer Social Security Number, date of birth

v.	Accidental or intentional disclosure of sensitive employee information to a third party

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

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vi.	Employee Social Security Number, date of birth, financial account information,

vii.	Employee medical information or health-related records

viii.	Employee human resources records

ix.	Improper storage, disposal, or retention of confidential AT&T customer or employee files or records

Appendix H- Clean Desk Policy

AT&T data, records, and customer information must always be protected from unauthorized access, use or disclosure. Additional protections or exceptions mandated by unique circumstances with appropriate approvals may be added to this Standard Policy by mutual agreement of the Parties per individual order.

Supplier shall take all necessary steps to ensure that no Supplier person who has access to AT&T data, records, or information regarding any AT&T customer (“Agent”) has the ability to record any AT&T customer information either via written, electronic or any other instrumentation. Accordingly, in all areas where AT&T data, records or information regarding AT&T customers is accessible or viewable, Suppliers must ensure the following:

a.	Supplier shall ensure that all Agents are prevented access to any writing instruments or paper of any kind, within reason.

b.
Electronic devices that may be used to record video, take photographs or otherwise communicate information (examples include but are not limited to, mobile phones, blue tooth devices, e-Readers, gaming devices, wearable electronics, personal tablets or laptops) are prohibited.

c.
Notes displaying sensitive information such as user ID’s, passwords, customer account numbers, or other sensitive personal information of AT&T customers is strictly prohibited. AT&T customer information must NEVER be written down, typed, recorded (voice or image) or transmitted. These prohibitions notwithstanding, Agents may type customer information into authorized AT&T systems only where it is required; and Supplier shall record and retain customer calls and screen shots as required in accordance with the MSA and its Orders.

d.	Supplier shall disable all external storage ports (CDROM, DVD, or USB drives) from all Agents’ desktop or laptop computers that are used to access AT&T systems or data.

e.
For all desktop, laptop or tablet computers that are used by Agents to access AT&T systems or data, Supplier shall block access to all internet sites except those approved for use by AT&T. Additionally, access to any websites that allow for webmail, file sharing, data storage, or online notepad capabilities (examples: gmail, yahoo mail, dropbox, one drive, etc.) is prohibited on any desktop or laptop computer that is used by Agents to access AT&T systems or data.

Additionally, the following procedures must also be in place:

a.	Clear fax machines, printers and copiers of any AT&T data, records or customer information immediately

b.	Agents shall lock desktop and /laptop computers when leaving their station for any period of time

c.	Laptops and tablets that allow for access to AT&T data, records, or customer information must be physically secured in place and may not be removed from the Supplier location

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

d.	Supplier shall physically secure any area where AT&T data, records or customer information is accessible to prevent access by unauthorized persons.

Supplier shall perform routine inspections to be completed no less than once per day to ensure adherence to these processes. If any inspection shows non-compliance with the processes as outlined herein, Supplier shall promptly take all actions necessary to immediately comply and shall bear the cost thereof.
AT&T Clean Desk Audits may be conducted as needed and at AT&T’s sole discretion without advance notice.

Appendix I- Business Continuity Plan
To Be Provided by Supplier
Appendix K- Offshore Work
[*]

Country(ies) where services are authorized by AT&T to be performed (physical location address is also required if the Services involve Information Technology-related work or if a “virtual” or “work-from-home” address is authorized)
	City(ies) where services will be performed for AT&T	Services to be performed at approved Physical Location	Name of Supplier / Supplier Affiliate, and/or Subcontractor performing the services
[*]	[*]	[*] [*]	Startek, Inc.

Appendix L - Written Certification of Return or Destruction of AT&T Information or Data

Written Certification of Return or Destruction of AT&T Information or Data

I hereby certify that I have returned to [SUPPLIER NAME] or have destroyed all physical and electronic copies of all Information. “Information” means any technical, customer or business information in written, graphical, oral or other tangible or intangible forms, including but not limited to, specifications, records, data, computer programs, tax returns, tax work papers, drawings, models and secrets which [SUPPLIER] may have in its possession in connection with

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

services performed for AT&T or be legally obligated to keep confidential. I acknowledge and agree that all such Information remains the exclusive property of AT&T.

__________________________________________
[NAME AND ATTUID OF WORKER]

__________________________________________
Signature
__________________________________________
Date

Appendix Y - Agreement Regarding Non-Employment Status with AT&T

This Agreement (“Agreement”) is made by the individual named below (“I” or “me”), who is an employee of ______________(“Supplier”), and who has been hired or engaged to perform work for Supplier in fulfillment of the terms and conditions of the agreement(s) between Supplier and    AT&T Services, Inc. and/or its Affiliates (collectively “AT&T Company”).

I.	Status
I hereby agree and acknowledge that I have been engaged by Supplier to provide services on behalf of Supplier in fulfillment of its contractual obligations to AT&T Company. . I am not being hired or engaged by any AT&T Company in any capacity. I have no right or authority to assume or to create any obligation or responsibility on behalf of any AT&T Company.

No employment, joint venture or partnership relationship has been created between me and AT&T by this Acknowledgment or by any other agreement between me and Supplier for the provision of services on behalf of the Supplier.

I acknowledge and agree that Supplier shall be solely responsible for all payments to me for my work performed on the Supplier’s behalf under its agreement(s) for services with any AT&T Company, including payment of compensation, premium payments for overtime, bonuses, and other incentive payments, if any, and payments for vacation, holiday, sick days or other personal days, if any. Also, I will be solely responsible for negotiating and agreeing with Supplier for participation in any Supplier benefit plans, including any pension, savings, or health and welfare plan. Unless AT&T Company expressly provides otherwise in writing, I further understand and agree that I am not eligible to participate in or receive any benefits under the terms of any AT&T Company’s pension plans, savings plans, health plans, vision plans, disability plans, life insurance plans, stock option plans, or any employee benefit plan sponsored by any AT&T Company for any period of time. I understand and agree that the cash payments and benefits which I receive from Supplier shall represent the sole compensation to which I am entitled, and that Supplier will be solely responsible for all matters relating to compliance with all employer tax obligations, arising from any work performed by me on behalf of Supplier in fulfillment of its contractual obligations with any AT&T Company. These tax obligations include but are not limited to the obligation to withhold employee taxes under local, state and federal income tax laws, unemployment compensation insurance tax laws, state disability insurance tax laws, social security and Medicare tax laws, and all other payroll tax laws or similar laws.

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.

Agreement No. 20160630.018.C

II.	Work Policies and Rules

1.
I understand that it is my responsibility to ensure that my personal conduct and comments in the workplace support a professional environment free of inappropriate behavior, language, joke or actions which could be perceived as sexual harassment or as biased, demeaning, offensive, derogatory to others based upon race, color, religion, national origin, sex, age, sexual orientation, marital status, veteran’s status or disability. I further agree to refrain from words or conduct that is threatening and/or disrespectful of others.

2.
If AT&T Company provides me access to its computer systems, I agree (a) to use such systems in a professional manner, (b) to use such systems only for business purposes, (c) to use such systems in compliance with AT&T Company’s applicable standards and guidelines for computer systems use and applicable laws, and (d) to use password devices, if applicable and if requested by AT&T Company. Without limiting the foregoing, AT&T Company property, including but not limited to Intranet and Internet services, shall not be used for personal purposes or for any purpose which is not directly related to the performance of work in fulfillment of Supplier’s agreement(s) with any AT&T Company. I acknowledge and agree that I must have a valid AT&T Company business reason to access the Intranet and/ or the Internet from within AT&T Company’s private corporate network.

III.	Administrative Terms

1.
This Agreement shall be effective as of the date executed below, and shall remain in effect shall remain in effect through my termination of employment or engagement with Supplier or my reassignment by the Supplier to another job unrelated to the Supplier’s provisioning of services to any AT&T Company unless and until I notify AT&T in writing that the statements set forth in this Agreement are no longer accurate.

2.
In the event that any provision of this Agreement is held to be invalid or unenforceable, then such invalid or enforceable provisions shall be severed, and the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

My signature below attests to the fact that I have read, understand and agree to be legally bound by the terms of this Agreement Regarding Non-Employment Status with AT&T.

By:                                Date:
Print Name:                            Address:
Agreement No. between Supplier and AT&T

Proprietary and Confidential
This Agreement and information contained therein is not for use or disclosure outside of AT&T, its Affiliates, and third party representatives, and Supplier except under written agreement by the contracting parties.